Nicor Inc.
Form 10-Q
Exhibit 10.08

EXECUTION VERSION

3 YEAR

CREDIT AGREEMENT

DATED AS OF

APRIL 23, 2010

AMONG

NORTHERN ILLINOIS GAS COMPANY

and

NICOR INC.,

 as Borrowers,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

RBS SECURITIES INC.
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Syndication Agents,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
U.S. BANK NATIONAL ASSOCIATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Documentation Agents

J.P. MORGAN SECURITIES INC.,
RBS SECURITIES INC.
and
WELLS FARGO SECURITIES, LLC,
as Joint Lead-Arrangers and Bookrunners

TABLE OF CONTENTS

(This Table of Contents is not part of the Agreement)

EXHIBITS

A -	Form of Note
B -	Form of Compliance Certificate
C -	Assignment and Assumption
D -	Notice of Borrowing

SCHEDULES

SCHEDULE 1	Pricing Grid
SCHEDULE 2	Commitments

SCHEDULE 4	Administrative Agent Notice and Payment Info
SCHEDULE 5.2	Schedule of Existing Subsidiaries
SCHEDULE 7.17	Restrictions on Distributions and Existing Negative Pledges

CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of April 23, 2010 among Northern Illinois Gas Company, an Illinois corporation (“Nicor Gas”), Nicor Inc., an Illinois corporation (“Nicor”; Nicor Gas and Nicor are each referred to herein as a “Borrower” and collectively as the “Borrowers”), the financial institutions from time to time party hereto (each a “Lender,” and collectively the “Lenders”), and JPMorgan Chase Bank, N.A. in its capacity as agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

WITNESSETH THAT:

WHEREAS, the Borrowers desire to obtain the several commitments of the Lenders to make available a revolving credit facility for loans as described herein; and

WHEREAS, the Lenders are willing to extend such commitments subject to all of the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth.

NOW, THEREFORE, in consideration of the recitals set forth above and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1.	DEFINITIONS; INTERPRETATION.

Section 1.1   Definitions.  The following terms when used herein have the following meanings:

“Adjusted LIBOR” is defined in Section 2.2(b) hereof.

“Administrative Agent” is defined in the first paragraph of this Agreement and includes any successor Administrative Agent pursuant to Section 10.6 hereof.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including, with their correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” means this Credit Agreement, including all Exhibits and Schedules hereto, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Applicable Margin” shall be determined for each Borrower and means, at any time with respect to Loans to a Borrower, (i) with respect to Base Rate Loans, the Base Rate Margin applicable to such Borrower and (ii) with respect to Eurodollar Loans, the Eurodollar Margin applicable to such Borrower.

“Applicable Repayment Date” means, with respect to each Loan made hereunder, the earlier of (i) the date occurring one day prior to the date which is one year from the date the initial Borrowing of such Loan was advanced, and (ii) the Termination Date.

 “Applicable Telerate Page” is defined in Section 2.2(b) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.8(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.

“Authorized Representative” means, which respect to each Borrower, those persons whose specimen signature is included in the incumbency certificate provided by such Borrower pursuant to Section 6.1(c) hereof, or any further or different officer of such Borrower so named by any Authorized Representative of such Borrower in a written notice to the Administrative Agent.

“Base Rate” is defined in Section 2.2(a) hereof.

“Base Rate Loan” means a Loan bearing interest prior to maturity at a rate specified in Section 2.2(a) hereof.

“Base Rate Margin” means the percentage set forth in Schedule 1 hereto under “Applicable Margin (Base Rate)” beside the then applicable Level for such Borrower, it being understood the Borrowers may be in different Levels based upon the S&P Rating, Fitch Rating and/or Moody’s Rating then assigned to such Borrower.  Consequently, a Borrower may have a different Base Rate Margin applicable to the Base Rate Loans of such Borrower than the Base Rate Margin then applicable to the Base Rate Loans of the other Borrower.

“Borrower” and “Borrowers” are defined in the first paragraph of this Agreement.

“Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders on a single date and in the case of Eurodollar Loans for a single Interest Period.  Borrowings of Loans are made by and maintained ratably for each of the Lenders according to their Percentages.  A Borrowing is “advanced” on the day Lenders advance funds comprising such Borrowing to a Borrower, is “continued” on the date a new Interest Period for the same type of Loans commences for such Borrowing and is “converted” when such Borrowing is changed from one type of Loan to the other, all as requested by a Borrower pursuant to Section 2.4(a).

“Business Day” means any day other than a Saturday or Sunday on which Lenders are not authorized or required to close in New York, New York or Chicago, Illinois and, if the applicable Business Day relates to the borrowing or payment of a Eurodollar Loan, on which banks are dealing in U.S.  Dollars in the interbank market in London, England.

“Capital” means, as of any date of determination thereof, without duplication, the sum of (A) Consolidated Net Worth plus (B) Consolidated Indebtedness.

“Capital Lease” means at any date any lease of Property which, in accordance with GAAP, would be required to be capitalized on the balance sheet of the lessee.

“Capitalized Lease Obligations” means, for any Person, the amount of such Person’s liabilities under Capital Leases determined at any date in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List, as amended from time to time.

 “Change in Law” means the occurrence, after the Closing Date, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control Event” means one or more of the following events:

(a)           less than a majority of the members of the Board of Directors of a Borrower shall be persons who either (i) were serving as directors on the Closing Date or (ii) were nominated as directors and approved by the vote of the majority of the directors who are directors referred to in clause (i) above or this clause (ii); or

(b)           the stockholders of a Borrower shall approve any plan or proposal for the liquidation or dissolution of a Borrower; or

(c)           a Person or group of Persons acting in concert (other than the direct or indirect beneficial owners of the Voting Stock of Nicor as of the Closing Date) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of Voting Stock of Nicor representing more than thirty-five percent (35%) of the combined voting power of the outstanding Voting Stock or other ownership interests for the election of directors or shall have the right to elect a majority of the Board of Directors of Nicor; or

(d)           Except as permitted by Section 7.11, Nicor ceases at any time to own one hundred percent (100%) of the Voting Stock and other equity interest of Nicor Gas.

“Closing Date” means April 23, 2010.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” and “Commitments” are defined in Section 2.1 hereof.

“Commitment Fee Rate” means the percentage set forth in Schedule 1 hereto beside the then applicable Level for Nicor Gas.

“Commitment Letter” means that certain letter dated as of March 17, 2010, among the Borrowers, J.P. Morgan Securities Inc., the Administrative Agent, Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, RBS Securities Inc. and The Royal Bank of Scotland plc.

  “Competitor” means (i) any Person that is engaged in natural gas distribution or the containerized shipping business and (ii) any Affiliate of such Person, provided, however, that “Competitor” shall not include (i) any Lender party to this Agreement as of the Closing Date and any Affiliate of such Lender or any Approved Fund of such Lender or (ii) any Person solely because of its involvement in commodity trading.

“Compliance Certificate” means a certificate in the form of Exhibit B hereto.

“Consolidated Assets” means all assets which should be listed on the consolidated balance sheet of the Borrowers and their Subsidiaries, as determined on a consolidated basis in accordance with GAAP.

 “Consolidated Indebtedness” means, for any Person, all Indebtedness of a Person determined on a consolidated basis in accordance with GAAP.

  “Consolidated Net Worth” means for any Person, as of any time the same is to be determined, the total shareholders’ equity (including both common and preferred) reflected on the balance sheet of such Person after deducting treasury stock determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its Property is bound.

“Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Nicor, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

“Credit Documents” means this Agreement, the Notes, the Fee Letters and all other documents executed in connection herewith or therewith.

“Default” means any event or condition described in Section 8.1 the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans within three (3) Business Days of the date required to be funded by it hereunder, (b) notified the Borrowers, the Administrative Agent, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within five (5) Business Days after receipt of a written request from the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans provided, however, that any Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good -faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment; provided that (i) if a Lender would be a “Defaulting Lender” solely by reason of events relating to a parent company of such Lender or solely because a Governmental Authority has been appointed as receiver, conservator, trustee or custodian for such Lender, in each case as described in clause (e) above, the Administrative Agent may, in its discretion, determine that such Lender is not a “Defaulting Lender” if and for so long as the Administrative Agent is satisfied that such Lender will continue to perform its funding obligations hereunder, (ii) the Administrative Agent may, by notice to the Borrowers and the Lenders, declare that a Defaulting Lender is no longer a “Defaulting Lender” if the Administrative Agent determines, in its reasonable discretion, that the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply and (iii) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of Voting Stock or any other equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof or the exercise of control over such Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof.

“Derivative Arrangement” means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, future agreement, currency swap agreement, cross currency rate swap agreement, swaption, currency option, that relates to fluctuations in  raw material prices or utility or energy prices or other costs, or any other similar agreement, including any option to enter into any of the foregoing, or any combination of any of the foregoing.  “Derivative Arrangements” shall include all such agreements or arrangements made or entered into at any time, or in effect at any time, whether or not related to a Loan.

“Derivative Obligations” means, with respect to any Person, all liabilities of such Person under any Derivative Arrangement (including but not limited to obligations and liabilities arising in connection with or as a result of early or premature termination of a Derivative Arrangement, whether or not occurring as a result of a default thereunder), absolute or contingent, now or hereafter existing or incurred or due or to become due.

 “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Borrower or any of the Borrowers’ Affiliates or Subsidiaries.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations issued thereunder.

“Eurodollar Loan” means a Loan bearing interest prior to its maturity at the rate specified in Section 2.2(b) hereof.

“Eurodollar Margin” means the percentage set forth in Schedule 1 hereto under “Applicable Margin (Eurodollar)” beside the then applicable Level for such Borrower, it being understood the Borrowers may be in different Levels based upon the S&P Rating, Fitch Rating and/or Moody’s Rating then assigned to such Borrower.  Consequently, a Borrower may have a different Eurodollar Margin applicable to the Eurodollar Loans of such Borrower than the Eurodollar Margin then applicable to the Eurodollar Loans of the other Borrower.

“Eurodollar Reserve Percentage” is defined in Section 2.2(b) hereof.

“Event of Default” means any of the events or circumstances specified in Section 8.1 hereof.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), or similar taxes (including alternative minimum taxes) imposed by a Governmental Authority in jurisdiction (or any political subdivision thereof) as a result of a connection between the Administrative Agent, Lender or other recipient and such jurisdiction (or any political  subdivision thereof), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 9.5), any withholding tax that would be imposed on amounts payable to such Foreign Lender at the time such Foreign

Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 9.4, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 9.4.

“Existing Agreement” means that certain 5-year Credit Agreement by and among the Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to:

(a)           the weighted average of the rates on overnight federal funds transactions with members of the United States Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the United States Federal Reserve Bank of New York; or

(b)           if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means, collectively, (i) that certain letter, dated as of March 17, 2010, among RBS Securities Inc., The Royal Bank of Scotland plc and the Borrowers, (ii) that certain letter, dated as of March 17, 2010, among J.P. Morgan Securities Inc., the Administrative Agent and the Borrowers and (iii) that certain letter, dated as of March 17, 2010, among Wells Fargo Securities, LLC, Wells Fargo Bank, National Association and the Borrowers.

“Fitch Rating” means the senior unsecured debt rating assigned by Fitch Ratings Ltd. and any successor thereto that is a nationally recognized rating agency to (i) in the case of Loans to Nicor Gas, Nicor Gas, and in the case of Loans to Nicor, Nicor (or if neither Fitch Ratings Ltd. nor any such successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States of America as mutually agreed between the Required Lenders and Borrower).  Any reference in this Agreement to any specific rating is a reference to such rating as currently defined by Fitch Ratings Ltd. (or such a successor) and shall be deemed to refer to the equivalent rating if such rating system changes.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrowers are incorporated or otherwise organized for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time, applied by Nicor and its Subsidiaries on a basis consistent with the preparation of Borrower’s financial statements furnished to the Lenders as described in Section 5.4 hereof and subject to Section 1.2 hereof.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Bank” has the meaning specified in Section 11.8(g).

“Guarantee” means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligations of another Person, including, without limitation, by means of an agreement to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to maintain financial covenants, or to assure the payment of such Indebtedness by an agreement to make payments in respect of goods or services regardless of whether delivered, or otherwise; provided, that the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business; and such term when used as a verb shall have a correlative meaning.

“Hazardous Material” means:

(a)           any “hazardous substance”, as defined by CERCLA; or

(b)           any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other Environmental Law.

“ICC Permitted Investment” means any investment permitted by subsection (a) of Section 340.50 of the rules of the Illinois Commerce Commission.

“ICC Regulated Transaction” means any transaction between Nicor Gas and Nicor or any Wholly-Owned Subsidiary of Nicor that does not violate the applicable orders, rules and regulations of the Illinois Commerce Commission.

“Immaterial Subsidiary” shall mean, any direct or indirect Subsidiary of a Borrower (i) whose total assets (as determined in accordance with GAAP) as of the date of determination do not represent at least ten percent (10%) of the total assets (as determined in accordance with GAAP) of such Borrower and its Subsidiaries on a consolidated basis or (ii) whose total revenues for the most recently completed twelve months (as determined in accordance with GAAP) do not represent at least ten percent (10%) of the total revenues (as determined in accordance with GAAP) of such Borrower and its Subsidiaries on a consolidated basis for such period.

“Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of a Borrower, any qualification or exception to such opinion or certification (i) which is of a “going concern” or similar nature, (ii) which relates to the limited scope of examination of matters relevant to such financial statement, or (iii) which relates to the treatment or classification of any item in such financial statement and which would require an adjustment to such item the effect of which would be to cause the Borrowers to be in violation of Section 7.15 hereof.

“Indebtedness” means, as to any Person, without duplication: (i) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (ii) all obligations of such Person for the deferred purchase price of Property or services (other than in respect of trade accounts payable arising in the ordinary course of business which are not past-due); (iii) all Capitalized Lease Obligations of such Person; (iv) all indebtedness of the kind referred to in (i)-(iii) and (v)-(vii) secured by a Lien on such Person's interest in Property, assets or revenues to the extent of the lesser of  the value of such Person's interest in such Property that is subject to such Lien or the principal amount of such indebtedness but excluding any such indebtedness secured by a Lien on any Property or assets owned by others if (A) such Person holds only a leasehold interest or an easement, right-of-way, license or similar right of use or occupancy with respect to such Property or asset and (B) such Person has not assumed or become liable for the payment of such indebtedness; (v) all Guarantees issued by such Person of Indebtedness of another Person; (vi) all obligations of such Person, contingent or otherwise, in respect of any letters of credit (whether commercial or standby) or bankers’ acceptances, and (vii) all obligations of such Person under synthetic (and similar type) lease arrangements; provided that for purposes of calculating such Person’s Indebtedness under such synthetic (or similar type) lease arrangements, such lease arrangement shall be treated as if it were a Capitalized Lease.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” is defined in Section 11.11(b) hereof.

“Information” is defined in Section 11.15 hereof.

“Interest Period” is defined in Section 2.5 hereof.

“Investments” is defined in Section 7.13.

“Joint Lead-Arrangers” means J.P. Morgan Securities Inc., RBS Securities Inc. and Wells Fargo Securities, LLC.

“Lender” and “Lenders” are defined in the first paragraph of this Agreement.

“Level” means, as applicable, Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status, Level VI Status and Level VII Status.

“Level I Status” means, with respect to the applicable Borrower, subject to the provisions of Schedule 1, the Borrower’s S&P Rating is AA or higher, its Fitch Rating is AA or higher and its Moody’s Rating is Aa2 or higher.

“Level II Status” means, with respect to the applicable Borrower, Level I Status does not exist, but, subject to the provisions of Schedule 1, the Borrower’s S&P Rating  is AA- or higher, its Fitch Rating is AA- or higher and its Moody’s Rating is Aa3 or higher.

“Level III Status” means, with respect to the applicable Borrower, neither Level I Status nor Level II Status exists, but, subject to the provisions of Schedule 1, the Borrower’s S&P Rating  is A+ or higher, its Fitch Rating is A+ or higher and its Moody’s Rating is A1 or higher.

“Level IV Status” means, with respect to the applicable Borrower, none of Level I Status, Level II Status nor Level III Status exists, but, subject to the provisions of Schedule 1, the Borrower’s S&P Rating is A or higher, its Fitch Rating is A or higher and its Moody’s rating is A2 or higher.

 “Level V Status” means, with respect to the applicable Borrower, none of Level I Status, Level II Status, Level III Status nor Level IV Status exists, but, subject to the provisions of Schedule 1, the Borrower’s S&P Rating is A- or higher, its Fitch Rating is A- or higher and its Moody’s rating is A3 or higher.

“Level VI Status” means, with respect to the applicable Borrower, none of Level I Status, Level II Status, Level III Status, Level IV Status nor Level V Status exists, but, subject to the provisions of Schedule 1, the Borrower’s S&P Rating is BBB+ or higher, its Fitch Rating is BBB+ or higher and its Moody’s rating is Baa1 or higher.

“Level VII Status” means, with respect to the applicable Borrower, none of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status nor Level VI Status exists.

 “LIBOR” is defined in Section 2.2(b) hereof.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest or lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease, consignment or bailment for security purposes.  For the purposes of this definition, a Person shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes, and such retention of title shall constitute a “Lien.”

“Loan” and “Loans” are defined in Section 2.1 hereof and includes a Base Rate Loan or Eurodollar Loan, each of which is a “type” of Loan hereunder.

“Material Adverse Effect” means any effect, resulting from any event or circumstance whatsoever, which has a material adverse effect on the financial condition or results of operations of a Borrower, or on the ability of either Borrower to perform its payment obligations under this Agreement.

“Material Subsidiaries” means any Subsidiary of a Borrower which is not an Immaterial Subsidiary.

“Moody’s Rating” means the long term issuer rating assigned by Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency  to Nicor Gas (or if neither Moody’s Investors Service, Inc. nor any such successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States of America as mutually agreed between the Required Lenders and Borrowers).  Any reference in this Agreement to any specific rating is a reference to such rating as currently defined by Moody’s Investors Service, Inc. (or such a successor) and shall be deemed to refer to the equivalent rating if such rating system changes.

“Nicor” is defined in the first paragraph of this Agreement.

“Nicor Gas” is defined in the first paragraph of this Agreement.

“Nicor Gas Indenture” means that certain Indenture, dated as of January 1, 1954, between Commonwealth Edison Company and Continental Illinois National Bank and Trust Company of Chicago, as supplemented from time to time, and as last supplemented by a Supplemental Indenture, dated as of July 23, 2009 to be effective July 30, 2009, between the Borrower and The Bank of New York Mellon Trust Company, N.A., as successor trustee under the Indenture dated as of January 1, 1954, as amended or supplemented from time to time.

“Note” is defined in Section 2.9(a) hereof.

“Notice of Borrowing” means a notice of borrowing in the form of Exhibit D hereto.

“Obligations” means all fees payable hereunder, all obligations of the Borrowers to pay principal or interest on Loans, fees, expenses, indemnities, and all other payment obligations of the Borrowers arising under or in relation to any Credit Document.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” is defined in Section 11.8(d) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA, and to which Nicor or any member of the Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Percentage” means, for each Lender, the percentage of the Commitments represented by such Lender’s Commitment or, if the Commitments have been terminated, the percentage held by such Lender of the aggregate principal amount of all outstanding Obligations.

“Permitted Derivative Obligations” means all Derivative Obligations as to which the Derivative Arrangements giving rise to such Derivative Obligation are entered into in the ordinary course of business to hedge interest rate risk, currency risk, commodity price risk or the production of a Borrower or its Subsidiaries (and not for speculative purposes).

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Property” means any property or asset, of any nature whatsoever, whether real, personal or mixed, tangible or intangible, and whether now owned or hereafter acquired.

“Related Parties” means, subject to the provisions of Section 11.8 with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means “release”, as such term is defined in CERCLA.

“Required Lenders” means, as of the date of determination thereof, Lenders holding in the aggregate at least a majority in interest of the then aggregate unpaid principal amount of the Loans owing to Lenders, or, if no such principal amount is then outstanding, Lenders having at least a majority in interest of the Commitments.

“SEC” means the United States Securities and Exchange Commission.

“SEC Disclosure Documents” means all reports on forms 10K, 10Q, and 8K filed by Nicor or Nicor Gas with the SEC prior to the Closing Date.

“Security” has the same meaning as in Section 2(l) of the Securities Act of 1933, as amended.

“S&P Rating” means, with respect to Nicor Gas, the corporate credit rating and with respect to Nicor, the senior unsecured debt rating, in each case assigned by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. and any successor thereto that is a nationally recognized rating agency to (i) in the case of Loans to Nicor Gas, Nicor Gas, and (ii) in the case of Loans to Nicor, Nicor (or, if neither such division nor any successor shall be in the business of rating long-term indebtedness, a nationally recognized rating agency in the United States as mutually agreed between the Required Lenders and Borrowers).  Any reference in this Agreement to any specific rating is a reference to such rating as currently defined by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc. (or such a successor) and shall be deemed to refer to the equivalent rating if such rating system changes.

“Solvent” means that (a) the fair value of a Person’s assets is in excess of the total amount of such Person’s debts, as determined in accordance with the United States Bankruptcy Code, and (b) the present fair saleable value of a Person’s assets is in excess of the amount that will be required to pay such Person’s debts as they become absolute and matured.  As used in this definition, the term “debts” includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent, as determined in accordance with the United States Bankruptcy Code.

“SPC” has the meaning specified in Section 11.8(g).

 “Subsidiary” means, as to a Borrower, any corporation or other entity (i) which is or should be consolidated into the financial statements of such Borrower in accordance with GAAP or (ii) of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the Board of Directors of such corporation or similar governing body in the case of a non-corporation (irrespective of whether or not, at the time, stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned by such Borrower or by one or more of its Subsidiaries.

 “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Telerate Service” means the Moneyline Telerate, Inc.

“Termination Date” means April 23, 2013, as extended from time to time pursuant to Section 3.2.

“364-Day Facility Agreement” means (i) the 364-Day Credit Agreement entered into April 23, 2010, as amended or supplemented from time to time, among Nicor Gas, the financial institutions party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Bank, National Association and RBS Securities Inc. as syndication agents, The Bank of Tokyo-Mitsubishi UFJ, Ltd., U.S. Bank National Association and Wells Fargo Bank, National Association, as documentation agents, and J.P. Morgan Securities Inc., Wells Fargo Securities, LLC and  RBS Securities Inc. as joint lead-arrangers and bookrunners and (ii) any successive agreements to the 364-Day Credit Agreement referred to in clause (i) above provided that the Specified Terms of such successive agreements are substantially similar to the corresponding restrictions contained in 364-Day Credit Agreement referred to in clause (i) above and such successive agreements are for substantially similar purposes as the credit agreement referred to in clause (i). As used herein, "Specified Terms" shall mean restrictions of the type listed in subclauses (1) through (4) of Section 7.17(b).

“Unfunded Vested Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable accrued benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

“U.S. Dollars” and “$” each means the lawful currency of the United States of America.

“Voting Stock” of any Person means capital stock of any class or classes or other equity interests (however designated) having ordinary voting power for the election of directors or similar governing body of such Person.

“Welfare Plan” means a “welfare plan”, as such term is defined in section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means a Subsidiary of a Borrower of which all of the issued and outstanding shares of stock or other equity interests (other than directors’ qualifying shares as required by law) shall be owned, directly or indirectly, by a Borrower.

Section 1.2   Interpretation.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  All references to times of day in this Agreement shall be references to New York, New York time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP in effect on the Closing Date, to the extent applicable, except where such principles are inconsistent with the specific provisions of this Agreement.

No change in the accounting principles used in the preparation of any financial statement adopted after the Closing Date by the Borrowers or any of their Subsidiaries shall be given effect for purposes of measuring compliance with any provision of this Agreement unless the Borrower, the Agent and the Required Lenders agree to modify such provisions to reflect such changes in accounting principles and, unless such provisions are modified, all financial statements, compliance certificates and similar documents provided under this Agreement shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in accounting principles.  Notwithstanding any other provision contained in this Agreement, all terms of an accounting or financial nature used in this Agreement shall be construed, and all computations of amounts and ratios referred to in this Agreement shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any indebtedness or other liabilities of the Borrowers or any of their Subsidiaries at “fair value.”

SECTION 2.      THE CREDITS.

Section 2.1   The Revolving Loan Commitment.  Subject to the terms and conditions hereof (including Sections 6.1 and 6.2), each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually a “Loan” and collectively “Loans”) to the Borrowers from time to time on a revolving basis in U.S. Dollars in an aggregate outstanding amount up to the amount of its commitment set forth on Schedule 2 hereto (such amount, as reduced pursuant to Section 2.11(a), increased pursuant to Section 2.11(b) or Section 2.12, or changed as a result of one or more assignments under Section 11.8, its “Commitment” and, cumulatively for all the Lenders, the “Commitments”) before the Termination Date; provided that the aggregate amount of Loans at any time outstanding shall not exceed the Commitments in effect at such time.  On the Termination Date the Commitments shall terminate.  Each Borrowing of Loans shall be made ratably from the Lenders in proportion to their respective Percentages.  As provided in Section 2.4(a) hereof, a Borrower may elect that each Borrowing of Loans be either Base Rate Loans or Eurodollar Loans.  Loans may be repaid and the principal amount thereof reborrowed before the Termination Date, subject to all the terms and conditions hereof.  Unless an earlier maturity is provided for hereunder, Loans shall mature and be due and payable on the Applicable Repayment Date for such Loan.  Each Borrower shall be severally and not jointly liable for any Borrowings made by it.

Section 2.2   Applicable Interest Rates.

(a)   Base Rate Loans.  Each Base Rate Loan made or maintained by a Lender shall bear interest during the period it is outstanding (computed (x) at all times the Base Rate is based on the rate described in clause (i) of the definition thereof, on the basis of a year of 365 or 366 days, as applicable, and actual days elapsed or (y) at all times the Base Rate is based on the rate described in clause (ii) or (iii) of the definition thereof, on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the last Business Day of each calendar quarter and at maturity (whether by acceleration or otherwise).

“Base Rate” means for any day the greatest of:

(i)   the rate of interest announced by JPMorgan Chase Bank, N.A. from time to time as its prime rate, or equivalent, for U.S.  Dollar loans within the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime rate to be effective as of the date of the relevant change in said prime rate;

(ii)   the sum of (x) the Federal Funds Rate, plus (y) ½ of 1% (0.50%); and

(iii)   the Adjusted LIBOR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%.  For the purposes of this clause (iii), the Administrative Agent shall assume that the reference Eurodollar Loan would be denominated in U.S. Dollars.

(b)   Eurodollar Loans.  Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Loan is advanced, continued, or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

“Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans or as used in the calculation of Base Rate, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR
1 – Eurodollar Reserve Percentage

 “LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetical average of the rates of interest per annum (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) at which deposits in U.S.  Dollars, in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by major banks in the interbank eurodollar market for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by each Lender as part of such Borrowing.

“LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one-sixteenth of one percent) for deposits in U.S. Dollars for delivery on the first day of and for a period equal to such Interest Period in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by each Lender as part of such Borrowing, which appears on the Applicable Telerate Page as of 11:00 a.m. (London, England time) on the day two (2) Business Days before the commencement of such Interest Period.

“Applicable Telerate Page” means the display page designated as “Page 3750” on the Telerate Service (or such other pages as may replace any such page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in U.S.  Dollars).

“Eurodollar Reserve Percentage” means for any Borrowing of Eurodollar Loans from any Lender, the daily average for the applicable Interest Period of the actual effective rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal and emergency reserves) are maintained by such Lender during such Interest Period pursuant to Regulation D of the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.

(c)   Rate Determinations.  The Administrative Agent shall determine each interest rate applicable to Obligations, and a determination thereof by the Administrative Agent shall be conclusive and binding except in the case of manifest error.

Section 2.3   Minimum Borrowing Amounts.  Each Borrowing of Base Rate Loans and Eurodollar Loans shall be in an amount not less than (i) if such Borrowing is comprised of a Borrowing of Base Rate Loans, $1,000,000 and integral multiples of $500,000 in excess thereof, and (ii) if such Borrowing is comprised of a Borrowing of Eurodollar Loans, $2,000,000 and integral multiples of $1,000,000 in excess thereof.

Section 2.4   Manner of Borrowing Loans and Designating Interest Rates Applicable to Loans.

(a)   Notice to the Administrative Agent.  A Borrower shall give notice to the Administrative Agent by no later than 11:00 a.m. (Chicago time) (i) at least three (3) Business Days before the date on which such Borrower requests the Lenders to advance a Borrowing of Eurodollar Loans, or (ii) on the date on which such Borrower requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing.  Thereafter, such Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to Section 2.3, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, such Borrower may continue part or all of such Borrowing as Eurodollar Loans for an Interest Period or Interest Periods specified by such Borrower or convert part or all of such Borrowing into Base Rate Loans, and (ii) if such Borrowing is of Base Rate Loans, on any Business Day, such Borrower may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by such Borrower.  The Borrowers shall give all such notices requesting, the advance, continuation, or conversion of a Borrowing to the Administrative Agent by telephone, facsimile or electronic means (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing). Notwithstanding the foregoing, the Borrowers shall not be permitted to request a Eurodollar Loan, convert a Base Rate Loan to a Eurodollar Loan or continue a Eurodollar Loan for new Interest Period if an Event of Default shall have occurred and be continuing. Notices of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 12:00 noon (Chicago time) at least three (3) Business Days before the date of the requested continuation or conversion. Notices of the conversion of part or all of a Borrowing of Eurodollar Loans into Base Rate Loans must be given no later than 11:00 a.m. (Chicago time) on the date of the requested conversion. All such notices concerning the advance, continuation, or conversion of a Borrowing shall be irrevocable once given and shall specify the Borrower who is requesting the advance, continuation, or conversion of the applicable Borrowing, the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto.  All such notices shall be in the form of a Notice of Borrowing, unless otherwise consented to by the Administrative Agent; provided that the Borrowers agree that the Administrative Agent may rely on any telephonic, facsimile or electronic notice given by any person it in good faith believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any written confirmation, such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.  There may be no more than six different Interest Periods in effect at any one time.

(b)   Notice to the Lenders.  The Administrative Agent shall give prompt telephonic, facsimile or electronic notice to each Lender of any notice from a Borrower received pursuant to Section 2.4(a) above.  The Administrative Agent shall give notice to such Borrower and each Lender by like means of the interest rate applicable to each Borrowing of Eurodollar Loans.

(c)   Borrower’s Failure to Notify.  If a Borrower fails to give notice pursuant to Section 2.4(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 2.4(a) and has not notified the Administrative Agent within the period required by Section 2.7(a) that it intends to prepay such Borrowing, such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans, subject to Section 6.2 hereof.  The Administrative Agent shall promptly notify the Lenders of a Borrower’s failure to so give a notice under Section 2.4(a).

(d)   Disbursement of Loans.  Not later than 12:00 noon (New York time) on the date of any requested advance of a new Borrowing of Eurodollar Loans, and not later than 2:00 p.m. (New York time) on the date of any requested advance of a new Borrowing of Base Rate Loans, subject to Section 6 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in New York, New York.  The Administrative Agent shall make Loans available to Borrower at the Administrative Agent’s principal office in New York, New York or such other office as the Administrative Agent has previously agreed in writing to with Borrowers, in each case in the type of funds received by the Administrative Agent from the Lenders.

(e)   Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(d) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by a Borrower, the interest rate applicable to such Loans.  If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Any payment by such Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f)   Payments by Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.5   Interest Periods.  As provided in Section 2.4(a) hereof, at the time of each request of a Borrowing of Eurodollar Loans, a Borrower shall select an Interest Period applicable to such Loans from among the available options.  The term “Interest Period” means the period commencing on the date a Borrowing of Eurodollar Loans is advanced, continued, or created by conversion and ending 1, 2, 3, or 6 months thereafter; provided, however, that:

(a)   a Borrower may not select an Interest Period for a Loan that extends beyond the Applicable Repayment Date for such Loan;

(b)   whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day; provided that, if such extension would cause the last day of an Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(c)   for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.6   Maturity of Loans.  Unless an earlier maturity is provided for hereunder (whether by acceleration or otherwise), all Obligations (including principal and interest on all outstanding Loans) shall mature and become due and payable on (i) in the case of Loans, the Applicable Repayment Date for such Loan, and (ii) in the case of all other Obligations, the Termination Date.  Each Borrower hereby promises to pay as and when due each Obligation owing by it.  Each Borrower hereby waives demand, presentment, protest or notice of any kind with respect to each such Obligation.

Section 2.7   Prepayments.  (a)  Borrowers may prepay without premium or penalty and in whole or in part (but, if in part, then (i) in an amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof, and (ii) in an amount such that the minimum amount required for a Borrowing pursuant to Section 2.3 hereof remains outstanding) any Borrowing of Eurodollar Loans upon three (3) Business Days’ prior irrevocable notice to the Administrative Agent or, in the case of a Borrowing of Base Rate Loans, irrevocable notice delivered to the Administrative Agent no later than 12:00 noon (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment.  In the case of Eurodollar Loans, any amounts owing under Section 2.10 hereof as a result of such prepayment shall be paid contemporaneously with such prepayment.  The Administrative Agent will promptly advise each Lender of any such prepayment notice it receives from a Borrower.  Any amount paid or prepaid before the Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again.

(b)   If  the aggregate amount of outstanding Loans shall at any time for any reason exceed the Commitments then in effect, the Borrowers shall, immediately and without notice or demand, pay the amount of such excess to the Administrative Agent for the ratable benefit of the Lenders as a prepayment of the Loans and such prepayments shall not be subject to the provisions of Section 2.7(a).  Immediately upon determining the need to make any such prepayment Borrowers shall notify the Administrative Agent of such required prepayment.  Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and shall be subject to Section 2.10.

Section 2.8   Default Rate.  If any Obligation is not paid when due (whether by acceleration or otherwise), or upon the occurrence of any Event of Default and notice from the Administrative Agent to the Borrowers referencing such Event of Default and stating that the additional interest ("Default Interest") specified in this Section 2.8 shall commence accruing, all Obligations shall, to the extent permitted by applicable law, bear interest (computed on the basis of a year of 360 days and actual days elapsed or, if based on the rate described in clause (i) of the definition of Base Rate, on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed) from the date such payment on such Obligations was due or such notice was delivered, until paid in full or such Event of Default is waived in accordance with the provisions of this Agreement, payable on demand, at a rate per annum equal to:

(a)   for any Obligation other than a Eurodollar Loan (including principal and interest relating to Base Rate Loans and interest on Eurodollar Loans), the sum of two percent (2%) plus the Applicable Margin applicable to Base Rate Loans plus the Base Rate from time to time in effect; and

(b)   for the principal of any Eurodollar Loan, the sum of two percent (2%) plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of two percent (2%) plus the Applicable Margin applicable to Base Rate Loans plus the Base Rate from time to time in effect;

provided, however, that following acceleration of the Loans pursuant to Section 8.3, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

Section 2.9   Evidence of Debt.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans.  Each Borrower agrees that upon notice by any Lender to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to, or to be made by, such Lender under the Credit Documents, such Borrower shall promptly execute and deliver to such Lender a promissory note in the form of Exhibit A hereto (each such promissory note is hereinafter referred to as a “Note” and collectively such promissory notes are referred to as the “Notes”).

(b)   The Register maintained by the Administrative Agent pursuant to Section 11.8(c) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the applicable Borrower for such Borrowing, the type of Loan comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from a Borrower hereunder and each Lender’s share thereof.

(c)   Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from a Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of a Borrower under this Agreement.

Section 2.10   Funding Indemnity.  If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense (excluding loss of margin) incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)   any payment (whether by acceleration, pursuant to Section 9.5 or otherwise), prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,

(b)   any failure (because of a failure to meet the conditions of Section 6 or otherwise) by a Borrower to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 2.4(a) or established pursuant to Section 2.4(c) hereof,

(c)   any failure by a Borrower to make any payment or prepayment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise),

(d)   any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, or

(e)   the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 9.5(b),

then, upon the demand of such Lender, the applicable Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense.  If any Lender makes such a claim for compensation, it shall provide to such Borrower, with a copy to the Administrative Agent, a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate if reasonably calculated shall be prima facie evidence of the amount of such loss, cost or expense.

Section 2.11   Commitments.  (a)  Borrowers shall have the right at any time and from time to time, upon five (5) Business Days’ prior written notice to the Administrative Agent, to reduce or terminate the Commitments without premium or penalty, in whole or in part, any partial termination or reduction to be (i) in an amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof, and (ii) allocated ratably among the Lenders in proportion to their respective Percentages; provided that the Commitments may not be reduced to an amount less than the amount of the Loans then outstanding. The Administrative Agent shall give prompt notice to each Lender of any reduction or termination of Commitments.  Any reduction or termination of Commitments pursuant to this Section 2.11 may not be reinstated.

(b)   The Borrowers and the Administrative Agent may from time to time add additional financial institutions as parties to this Agreement or, with the written consent of an existing Lender, increase the Commitment of such existing Lender (any such financial institution or existing Lender which is increasing its commitment being referred to as an “Added Lender”) pursuant to documentation satisfactory to the Borrowers and the Administrative Agent and any such Added Lender shall for all purposes be considered a Lender for purposes of this Agreement and the other Credit Documents with a Commitment as set forth in such documentation.  Any such Added Lender shall on the date it is deemed a party to this Agreement purchase from the other Lenders its Percentage (or the increase in its Percentage, in the case of an Added Lender which is an existing Lender) of the Loans outstanding.  Notwithstanding anything contained in this Section 2.11(b) to the contrary but subject to Section 2.12, the aggregate amount of Commitments may not at any time exceed $600,000,000 without the consent of the Required Lenders.

Section 2.12   Increase in the Aggregate Commitments (a)  The Borrowers may, at any time prior to the Termination Date but in any event not more than twice in any twelve month period, by notice to the Administrative Agent and in accordance with Section 2.12(b), request that the aggregate amount of the Commitments be increased by an amount of $25,000,000 or an integral multiple thereof (each a "Commitment Increase") to be effective as of a date that is at least 90 days prior to the scheduled Termination Date then in effect (the "Increase Date") as specified in the related notice to the Administrative Agent; provided, however that (i) in no event shall the aggregate amount of the Commitments at any time exceed $800,000,000, (ii) on the date of any request by the Borrowers for a Commitment Increase and on the related Increase Date the applicable conditions set forth in Sections 3.2(f) and 6.2 shall be satisfied and (iii) prior to the effectiveness of any such increase, the Borrowers shall deliver a certified copy of their Board of Directors' resolutions authorizing such increase.

(b)           The Administrative Agent shall promptly notify the Lenders of a request by the Borrowers for a Commitment Increase, which notice shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the "Commitment Date").  Each Lender that is willing to participate in such requested Commitment Increase (each an "Increasing Lender") shall, in its sole discretion, give written notice to the Administrative Agent on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment.  Failure of a Lender to provide any such notice shall be considered a rejection of an offer to increase its commitment. If the Lenders notify the Administrative Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrowers and the Administrative Agent.

(c)           Promptly following each Commitment Date, the Administrative Agent shall notify the Borrowers as to the amount, if any, by which the Lenders are willing to participate in the requested Commitment Increase.  If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrowers may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount not less than $5,000,000.

(d)           On each Increase Date, each Eligible Assignee that accepts an offer to participate in a Commitment Increase requested in accordance with Section 2.12(a) (each such Eligible Assignee, an "Assuming Lender") shall become a Lender party to this Agreement as of such Increase Date and the Commitment of each Increasing Lender for such requested Commitment Increase shall be increased by the amount of the Commitment Increase so requested (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.12(b)) as of such Increase Date. On each Increase Date, the Administrative Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrowers, on or before 11:00 A.M. (Chicago time), by telecopier, of the occurrence of the Commitment Increase to be effected on such Increase Date and shall record in the Register the relevant information with respect to each Increasing Lender and each Assuming Lender on such date.  Each Increasing Lender and each Assuming Lender shall, before 2:00 P.M. (Chicago time) on the Increase Date, make available for the account of its applicable lending office to the account of the Administrative Agent, in same day funds, in the case of such Assuming Lender, an amount equal to such Assuming Lender's ratable portion of the Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase) and, in the case of such Increasing Lender, an amount equal to the excess of (i) such Increasing Lender's ratable portion of the Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase) over (ii) such Increasing Lender's ratable portion of the Borrowings then outstanding (calculated based on its Commitment (without giving effect to the relevant Commitment Increase) as a percentage of the aggregate Commitments (without giving effect to the relevant Commitment Increase).  After the Administrative Agent's receipt of such funds from each such Increasing Lender and each such Assuming Lender, the Administrative Agent will promptly thereafter cause to be distributed like funds to the other Lenders for the account of their respective applicable lending offices in an amount to each other Lender such that the aggregate amount of the outstanding Loans owing to each Lender after giving effect to such distribution equals such Lender's ratable portion of the Borrowings then outstanding (calculated based on its Commitment as a percentage of the aggregate Commitments outstanding after giving effect to the relevant Commitment Increase).

Section 2.13   Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 3.1(a);

(b)           the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.9 other than those which require the consent of all Lenders or of each affected Lender);

(c)           to the extent the Administrative Agent receives any payments or other amounts for the account of a Defaulting Lender under this Agreement such Defaulting Lender shall be deemed to have requested that the Administrative Agent use such payment or other amount to fulfill such Defaulting Lender's previously unsatisfied obligations to fund a Loan or Loans, unless such payment or other amounts is subject to a good faith dispute;

(d)           no Lender shall be deemed to have consented to increase its Commitment pursuant to Section 2.12 unless that Lender shall have affirmatively given such consent in accordance with that Section, and no Lender shall be deemed to have agreed to an extension pursuant to Section 3.2 unless that Lender shall have affirmatively given its agreement in accordance with that Section; and

(e)           for the avoidance of doubt, the Borrowers shall retain and reserve their other rights and remedies respecting each Defaulting Lender.

SECTION 3.       FEES AND EXTENSIONS.

Section 3.1   Fees.

(a)   Commitment Fee and other Fees.  From and after the Closing Date, the Borrowers shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Percentages a commitment fee accruing at a rate per annum equal to the Commitment Fee Rate on the average daily amount of the difference between the total Commitments (whether used or unused) and the principal balance of all Loans then outstanding.  Such commitment fee is payable in arrears on the last Business Day of each calendar quarter and on the Termination Date, and if the Commitments are terminated in whole prior to the Termination Date, the fee for the period to but not including the date of such termination shall be paid in whole on the date of such termination. On the Closing Date, the Borrower shall pay to the Administrative Agent for the ratable account of the Lenders in accordance with their Percentages all other fees payable to the Lenders pursuant to the Fee Letters.

(b)   Administrative Agent Fees.  Nicor shall pay to the Joint Lead-Arrangers and the Administrative Agent for their sole account the fees agreed to by Nicor in the Fee Letters or as otherwise agreed among them in writing.

(c)   Fee Calculations.  All fees payable under this Agreement shall be payable in U.S.  Dollars and shall be computed on the basis of a year of 360 days, for the actual number of days elapsed.  All determinations of the amount of fees owing hereunder (and the components thereof) shall be made by the Administrative Agent and shall be prima facie evidence of the amount of such fee.

Section 3.2   Extensions.

(a)   Requests for Extension.  The Borrowers may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not earlier than 45 days and not later than 35 days prior to each anniversary of the Closing Date (the “Annual Anniversary”), request that each Lender extend such Lender’s Termination Date for an additional year from the Termination Date then in effect hereunder (the “Existing Termination Date”).

(b)   Lender Elections to Extend.  Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the Annual Anniversary and not later than the date (the “Notice Date”) that is 20 days prior to the Annual Anniversary, advise the Administrative Agent whether or not such Lender agrees to such extension and each Lender that determines not to so extend its Commitment Termination Date (a

“Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender.  The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c)   Notification by Administrative Agent.  The Administrative Agent shall notify the Borrowers of each Lender’s determination under this Section no later than the date 15 days prior to the Annual Anniversary (or, if such date is not a Business Day, on the next preceding Business Day).

(d)   Additional Commitment Lenders.  The Borrowers shall have the right on or before the Annual Anniversary to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) with the approval of the Administrative Agent (which approval shall not be unreasonably withheld).  Each Additional Commitment Lender shall enter into an agreement in form and substance satisfactory to the Borrowers and the Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Existing Termination Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).

(e)   Minimum Extension Requirement.  If (and only if) the Required Lenders have agreed to extend their Termination Date, then, effective as of the Annual Anniversary, the Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Termination Date (except that, if such date is not a Business Day, such Commitment Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f)   Conditions to Effectiveness of Extensions.  Notwithstanding the foregoing, the extension of the Termination Date pursuant to this Section shall not be effective with respect to any Lender unless:

(i)           no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii)           the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iv)           on or before the Termination Date of each Non-Extending Lender, (1) the Borrowers shall have paid in full the principal of and interest on all of the Loans made by such Non-Extending Lender to the Borrowers hereunder and (2) the Borrowers shall have paid in full all other Obligations owing to such Lender hereunder.

SECTION 4.      PLACE AND APPLICATION OF PAYMENTS.

All payments of principal of and interest on the Loan, and all other Obligations payable by the Borrowers under the Credit Documents shall be made by Borrowers in U.S. Dollars to the Administrative Agent by no later than 1:00 p.m. (Chicago time) on the due date thereof at the principal office of the Administrative Agent in New York, New York pursuant to the payment instructions set forth on Part A of Schedule 4 hereof (or such other location in the United States as the Administrative Agent may designate to Borrowers) for the benefit of the Person or Persons entitled thereto.  Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day.  All such payments shall be made free and clear of, and without deduction for, any set-off, defense, counterclaim, levy, or any other deduction of any kind in immediately available funds at the place of payment.  The Administrative Agent, will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans or applicable fees ratably to the Lenders and like funds relating to the payment of any other amount payable to any Person to such Person, in each case to be applied in accordance with the terms of this Agreement.

SECTION 5.      REPRESENTATIONS AND WARRANTIES.

Each Borrower hereby represents and warrants to each Lender as to itself and, where the following representations and warranties apply to its Subsidiaries or Material Subsidiaries, as to each Subsidiary or Material Subsidiary, as applicable, of such Borrower, as follows:

Section 5.1   Corporate Organization and Authority.  Such Borrower is (i) duly organized and existing in good standing under the laws of the State of Illinois; (ii) has all necessary corporate power to carry on its present business; and (iii) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing, qualification or good standing necessary and in which the failure to be so licensed, qualified or in good standing would have a Material Adverse Effect.

Section 5.2   Subsidiaries.  Schedule 5.2 (as updated from time to time pursuant to Section 7.1) hereto identifies each Material Subsidiary which is not also a Borrower, such Material Subsidiary’s jurisdiction of incorporation or formation, the percentage of issued and outstanding shares of each class of such Material Subsidiary’s capital stock or other equity interests owned by a Borrower and/or such Borrower’s Subsidiaries and, if such percentage is not one hundred percent (100%) (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and the number of shares or equity interests of each class issued and outstanding.  Each Material Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction of its organization, has all necessary organizational power to carry on its present business, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the Property owned or leased by it makes such licensing or qualification necessary and in which the failure to be so licensed or qualified would have a Material Adverse Effect.  All of the issued and outstanding shares of capital stock or other equity interests, as applicable, of each Material Subsidiary owned directly or indirectly by the Borrowers are validly issued and outstanding and fully paid and nonassessable.  All such shares and other equity interests owned by a Borrower are owned beneficially, and of record, free of any Lien, except as permitted in Section 7.9.

Section 5.3   Corporate Authority and Validity of Obligations.  The Borrowers have all necessary corporate power and authority to execute, deliver and perform their obligations under this Agreement and the Notes and to consummate the transactions herein contemplated, and the execution, delivery and performance, and the consummation of the transactions herein contemplated, by the Borrowers of this Agreement and the Notes have been duly authorized by all necessary corporate action on their part; and this Agreement has been duly and validly executed and delivered by the Borrowers and constitutes, and the Notes when executed and delivered for value will constitute, their legal, valid and binding obligation, enforceable in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to  general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.4   Financial Statements.  The consolidated balance sheet and consolidated statement of capitalization of Nicor as of December 31, 2009 and the notes thereto (the “12/31 Financials”) and the related consolidated statements of operations and cash flows of Nicor for the fiscal year ended on said date, heretofore furnished to the Lenders, are complete and correct and fairly present the consolidated financial condition of Nicor as of said dates, and the results of its operations for the fiscal year ended on said date.  On said date the Borrowers did not have any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the 12/31 Financials as of said date or as previously disclosed in the SEC Disclosure Documents. From the period commencing December 31, 2009 and ending on the Closing Date, there has been no event or series of events which has resulted in, or reasonably could be expected to result in, a Material Adverse Effect.

Section 5.5   No Litigation; No Labor Controversies.  (a)  Except as previously disclosed in the SEC Disclosure Documents, as of the Closing Date, there are no legal or arbitral proceedings or any proceedings by or before any Governmental Authority or agency, now pending or (to the knowledge of the Borrowers) threatened against either of the Borrowers as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could have a Material Adverse Effect during the term of this Agreement.

(b)   There are no labor controversies pending or, to the best knowledge of Borrowers, threatened against a Borrower or any Subsidiary of a Borrower which could (individually or in the aggregate) have a Material Adverse Effect.

Section 5.6   Taxes.  Each of the Borrowers has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrowers except for any such taxes that are being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.  The charges, accruals and reserves on the books of the Borrowers in respect of taxes are in conformance with GAAP.

Section 5.7   Approvals.  No material authorization, consent, approval, license, exemption, filing or registration with any court or Governmental Authority, nor any approval or consent of the stockholders of a Borrower or any Subsidiary of a Borrower or any material approval, consent or authorization from any other Person, is necessary to the valid execution, delivery or performance by a Borrower or any Subsidiary of a Borrower of any Credit Document to which it is a party, except for such authorizations, consents, approvals, licenses, exemptions, filings or registrations which have been made or obtained.

Section 5.8   ERISA.  During the twelve consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Borrowing, no steps have been taken to terminate or completely or partially withdraw from any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302 (f) of ERISA.  No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by Nicor or any member of the Controlled Group of any material liability, fine or penalty.  Except as previously disclosed in the SEC Disclosure Documents, the Borrowers do not have any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

Section 5.9   Government Regulation.  Neither Borrower nor any Subsidiary of a Borrower is an “investment company” within the meaning of the Investment Company Act of 1940, as amended

Section 5.10   Margin Stock; Use of Proceeds.  Neither Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any borrowings hereunder will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X, or any official rulings on or interpretations of such regulations.  Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section 5.10 with such meanings.  The proceeds of the Loans are to be used solely to provide back-up for commercial paper, the proceeds of which will be used or have been used to purchase natural gas, and other general corporate purposes of a Borrower.

Section 5.11   Environmental Warranties.  Except as previously disclosed in the SEC Disclosure Documents, as of the Closing Date:

(a)   all facilities and Property (including underlying groundwater) owned, operated or leased by the Borrowers are in material compliance with all Environmental Laws, except for such instances of noncompliance as are unlikely, singly or in the aggregate, to have a Material Adverse Effect;

(b)   there have been no past, and there are no pending or threatened:

(i)   claims, complaints, notices or requests for information received by the Borrowers with respect to any alleged violation of any Environmental Law or,

(ii)   complaints, notices or inquiries to the Borrowers regarding potential liability under any Environmental Law;

except as are unlikely, singly or in the aggregate, to have a Material Adverse Effect;

(c)   there have been no Releases of Hazardous Materials at, on or under any Property now or previously owned, operated or leased by the Borrowers that, singly or in the aggregate, are reasonably likely to have a Material Adverse Effect;

(d)   the Borrowers have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary for their businesses, except where the failure to maintain or comply with any of the foregoing is not reasonably likely to have a Material Adverse Effect during the term of this Agreement;

(e)   there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any Property now or previously owned, operated or leased by the Borrowers, singly or in aggregate, that are reasonably likely to have a Material Adverse Effect;

(f)   neither of the Borrowers has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of Federal, state or local enforcement actions or other investigations which may lead to material claims against either Borrower for any remedial work, damage to natural resources or personal injury, including claims under CERCLA that, singly or in the aggregate, are reasonably likely to have a Material Adverse Effect during the term of this Agreement;

(g)   there are no polychlorinated biphenyls or friable asbestos present at any Property now or previously owned, operated or leased by the Borrowers that, singly or in the aggregate, are reasonably likely to have a Material Adverse Effect during the term of this Agreement; and

(h)   no conditions exist at, on or under any Property now or previously owned or leased by either of the Borrowers which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law, which would have a Material Adverse Effect during the term of this Agreement.

Section 5.12   Ownership of Property; Liens.  Each Borrower and each Subsidiary of such Borrower owns good title to, or a valid leasehold interest in, or other enforceable interest in, its Property to the extent owned or leased by it (except where the failure to have such title, a valid leasehold interest or other enforceable interest is not reasonably likely to have a Material Adverse Effect) free and clear of all Liens, except as permitted in Section 7.9.

Section 5.13   Compliance with Agreements.  None of the execution and delivery of this Agreement and the Notes, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, (i) the charter or by-laws of either of the Borrowers, or (ii) any applicable law or regulation, or any order, writ, injunction or decree of any court or Governmental Authority, or (iii) any Contractual Obligation to which either Borrower is a party or by which it is bound or to which it is subject, or constitute a default under any such Contractual Obligation, or result in the creation or imposition of any Lien upon any of the revenues or assets of either of the Borrowers pursuant to the terms of any such Contractual Obligation except in the case of this clause (iii) as would not have a Material Adverse Effect.

Section 5.14   Full Disclosure.  All factual information heretofore or contemporaneously furnished by or on behalf of the Borrowers in writing to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement or any transaction contemplated hereby is, when taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by the Lenders, and such information, when taken as a whole, is not incomplete by omitting to state any material fact necessary to make such information not misleading. All other such factual information hereafter furnished by or on behalf of the Borrowers will be, when taken as a whole, true and accurate in every material respect on the date as of which such information is dated or certified, and such information, when taken as a whole, shall not be incomplete by omitting to state any material fact necessary to make such information not misleading.

Section 5.15   Solvency.  Each Borrower and each of its Material Subsidiaries, individually and on a consolidated basis, is Solvent.

SECTION 6.       CONDITIONS PRECEDENT.

The obligation of each Lender to effect a Borrowing shall be subject to the following conditions precedent:

Section 6.1   Initial Borrowing.  Before or concurrently with the initial Borrowing:

(a)   The Administrative Agent shall have received the favorable written opinion of Latham & Watkins LLP, counsel to Borrowers;

(b)   The Administrative Agent shall have received copies of each Borrower’s (i) Articles of Incorporation, together with all amendments and (ii) bylaws (or comparable constituent documents) and any amendments thereto, certified in each instance by its Secretary or an Assistant Secretary;

(c)   The Administrative Agent shall have received copies of resolutions of each Borrower’s Board of Directors authorizing the execution and delivery of the Credit Documents and the consummation of the transactions contemplated thereby together with specimen signatures of the persons authorized to execute such documents on such Borrower’s behalf, all certified in each instance by its Secretary or Assistant Secretary;

(d)   The Administrative Agent shall have received for each Lender that requests a Note, such Lender’s duly executed Note of each Borrower dated the date hereof and otherwise in compliance with the provisions of Section 2.9(a) hereof;

(e)   The Administrative Agent shall have received a duly executed counterpart of this Agreement from each of the Lenders and the Borrowers;

(f)   The Administrative Agent shall have received a duly executed Compliance Certificate containing financial information as of December 31, 2009;

(g)   Except as set forth on Schedule 6.1, neither Borrower nor any of their Subsidiaries shall have, during the period from December 31, 2009 to the Closing Date, issued, incurred, assumed, created, become liable for, contingently or otherwise, any material Indebtedness other than the issuance of commercial paper consistent with past practices;

(h)   The Borrower shall have paid to the Administrative Agent for the benefit of each Lender the applicable fees for providing its Commitment under this Agreement;

(i)   The Existing Agreement shall have been terminated (upon maturity or otherwise) and all obligations owing thereunder shall have been repaid in full; and

(j)   The Administrative Agent shall have received such other documents and information as it may reasonably request.

By executing this Agreement, the Administrative Agent and each of the Lenders agrees that each condition set forth in this Section 6.1 has been satisfied.

Section 6.2   All Borrowings.  As of the time of each Borrowing hereunder (other than the continuation of a Eurodollar Loan or the conversion of a Base Rate Loan to a Eurodollar Loan or a Eurodollar Loan to a Base Rate Loan):

(a)   The Administrative Agent shall have received the notice required by Section 2.4 hereof;

(b)   Each of the representations and warranties set forth in Section 5 hereof  shall be and remain true and correct in all material respects as of said time, except that if any such representation or warranty relates solely to an earlier date it need only remain true as of such date (including, but not limited to, the representations and warranties set forth in the last sentence of Section 5.4 and in Sections 5.5(a) and 5.11, which shall be true and correct in all material respects as of the Closing Date only);

(c)   No Default or Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing;

(d)   Each request for a Borrowing shall be deemed to be a representation and warranty by Borrower on the date of such Borrowing as to the facts specified in paragraphs (b) and (c) of this Section 6.2; and

(e)   If the proceeds of any such Borrowing by Nicor Gas are to be used in whole or in part to renew or refund any other note or other evidence of indebtedness of Nicor Gas payable at periods of not more than twelve (12) months after the date of issuance (including, without limitation, any prior Borrowing by Nicor Gas), unless requisite Illinois Commerce Commission approval has been obtained, the Applicable Repayment Date for such new Borrowing shall not be more than two years after the date such renewed or refunded indebtedness was originally advanced.

SECTION 7.       COVENANTS.

Each Borrower covenants and agrees that, so long as any Note or Loan is outstanding hereunder, or any Commitment is available to or in use by a Borrower hereunder, except to the extent compliance in any case is waived in writing by the Required Lenders:

Section 7.1   Corporate Existence; Material Subsidiaries.  Each of the Borrowers shall, and shall cause each of its Material Subsidiaries to, preserve and maintain its corporate existence and all of its material rights, privileges and franchises if failure to maintain such existence, rights, privileges or franchises would materially and adversely affect the financial condition or operations of, or the business taken as a whole, of the Borrowers.  Together with any financial statements delivered pursuant to Section 7.6 hereof, Borrower shall deliver an updated Schedule 5.2 to reflect any changes from the existing Schedule 5.2.

Section 7.2   Maintenance.  Each Borrower will maintain all of its Properties used or useful in its business in good working order and condition, ordinary wear and tear excepted, except where the failure to maintain such Property is not reasonably likely to have a Material Adverse Effect.

Section 7.3   Taxes.  Each Borrower will pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

Section 7.4   ERISA.  Each Borrower will, and will cause each of its Subsidiaries to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed is reasonably likely to result in the imposition of a Lien against any of its Properties, except to the extent the imposition of such Lien would not result in a Material Adverse Effect.

Section 7.5   Insurance.  Each Borrower will keep insured by financially sound and reputable insurers all Property of a character usually insured by corporations engaged in the same or similar business similarly situated against loss or damage of the kinds and in the amounts customarily insured against by such corporations and carry such other insurance as is usually carried by such corporations.  Borrowers will, upon reasonable request of a Lender, furnish to such Lender a summary setting forth the nature and extent of the insurance maintained pursuant to this Section 7.5.

Section 7.6   Financial Reports and Other Information.  (a)  Each Borrower will maintain a system of accounting in accordance with GAAP and will furnish to the Administrative Agent and the Lenders and their respective duly authorized representatives such information respecting the business and financial condition of the Borrowers and their Subsidiaries as the Administrative Agent or any Lender may reasonably request.  The Borrowers shall deliver (via email or otherwise) to the Administrative Agent in form and detail satisfactory to the Administrative Agent, each of the following (which the Administrative Agent shall forward to the Lenders):

(i)   as soon as available and in any event within 95 days after the end of each fiscal year of Nicor, consolidated statements of income, common stockholders’ equity  and cash flows of Nicor for such year and the related consolidated balance sheet and statement of capitalization at the end of such year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that said financial statements fairly present the consolidated financial position and results of operations and cash flows of Nicor and its consolidated Subsidiaries as at the end of, and for, such fiscal year, and otherwise be without any Impermissible Qualification; provided that if Nicor files its annual report on Form 10-K for the applicable annual period, and such annual report contains the financial statements and accountants certifications, opinions and statements described above, Nicor may satisfy the requirements of this Section 7.6(a)(i) by delivering a copy of such annual report to the Administrative Agent;

(ii)   as soon as available and in any event within 50 days after the end of each of the first three fiscal quarterly periods of each fiscal year of Nicor, consolidated statements of income of Nicor for such period and for the period from the beginning of the respective fiscal year to the end of such period, and consolidated cash flows for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet as at the end of such period, all of the foregoing prepared by Nicor in reasonable detail in accordance with GAAP and certified by Nicor’s Chief Financial Officer, Vice-President - Controller, or Vice President - Treasurer as fairly presenting the financial condition as at the dates thereof and the results of operations for the periods covered thereby (except for the absence of footnotes and year-end adjustments); provided that if Nicor files a Form 10-Q for the applicable quarterly period, and such quarterly report contains the financial statements and certifications described above, the Nicor may satisfy the requirements of this Section 7.6(a)(ii) by delivering a copy of such quarterly report to the Administrative Agent.

(b)   Each financial statement furnished to the Administrative Agent pursuant to subsection (a) of this Section 7.6 shall be accompanied by a Compliance Certificate in the form of Exhibit B hereto signed by the Chief Financial Officer, Vice President – Controller, or Vice President - Treasurer of Nicor.  Information required to be delivered pursuant to subsections (a), (d) and (e) of this Section 7.6 shall be deemed to have been delivered on the date on which a Borrower provides notice to the Administrative Agent (via email or otherwise) that such information has been posted on Nicor's website on the Internet at www.nicor.com, at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in such notice and accessible by the Lenders without charge, provided that (i) such notice may be included in a Compliance Certificate in the form of Exhibit B and (ii) a Borrower shall deliver paper copies of the information required to be delivered pursuant to subsections (a), (d) and (e) of this Section 7.6 to any Lender that requests such delivery.

(c)   Borrowers will promptly (and in any event within five Business Days after an officer of a Borrower has knowledge thereof) give notice to the Administrative Agent of (i) any Default or Event of Default of which either Borrower has knowledge, including in such notice a description of the same in reasonable detail, and indicating what action is being undertaken with respect to such Default or Event of Default; and (ii) any event or condition which in the opinion of a Borrower could reasonably be expected to have a Material Adverse Effect.

(d)   Promptly upon their becoming available, and without duplication of the other materials required to be delivered pursuant to this Agreement, each Borrower will deliver (via email or otherwise) to the Administrative Agent, with copies for each Lender copies of all registration statements and regular periodic reports, if any, which either Borrower shall have filed with the SEC (or any governmental agency substituted therefore) or any national securities exchange.

(e)   Promptly upon the mailing thereof to the shareholders of Nicor generally, and without duplication of the other materials required to be delivered pursuant to this Agreement, Nicor will deliver to the Administrative Agent copies of all financial statements, reports and proxy statements so mailed (which the Administrative Agent shall forward to the Lenders).

(f)   Immediately upon becoming aware of the institution of any steps by Nicor or any other Person to terminate any Pension Plan or the complete or partial withdrawal from any Pension Plan by Nicor or any member of its Controlled Group which could result in a liability to Nicor or any of its Subsidiaries of a liability in excess of $20,000,000, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA securing an amount in excess of $20,000,000, or the taking of any action with respect to a Pension Plan which could result in the requirement that either Borrower furnish a bond or other security to the PBGC or such Pension Plan in excess of $20,000,000, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by either Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of either Borrower with respect to any post-retirement Welfare Plan benefit, the Borrower will deliver notice thereof and copies of all documentation relating thereto which the Administrative Agent shall forward to the Lenders.

Section 7.7   Lender Inspection Rights.  For purposes of confirming compliance with the Credit Documents or after the occurrence and during the continuance of an Event of Default, upon reasonable notice from the Administrative Agent or the Required Lenders, Borrowers will, permit the Lenders (and such Persons as any Lender may designate) during normal business hours to visit and inspect, under Borrowers’ guidance, any of the Properties of Borrowers or any of their Material Subsidiaries, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and with their independent public accountants (and by this provision Borrowers authorize such accountants to discuss with the Lenders (and such Persons as any Lender may designate) the finances and affairs of Borrowers and their Material Subsidiaries) all at such reasonable times and as often as may be reasonably requested; provided, however, that except upon the occurrence and during the continuation of any Default or Event of Default, not more than one such visit and inspection may be conducted in any twelve month period.  Prior to the occurrence of an Event of Default, the Borrowers shall only be required to pay the costs and expenses of professionals retained by the Administrative Agent in connection with any such visit or inspection.  So long as no Event of Default has occurred and is continuing, the Borrowers shall be obligated to pay all reasonable costs and expenses incurred by the Administrative Agent and the Lenders in connection with such visitations and inspections no more than once annually. The Borrowers shall receive advance notice of any proposed discussion with such accountants and shall have the right to participate therein.

Section 7.8   Conduct of Business.  Neither Borrower will engage in any material line of business materially unrelated to the lines of business in which the Borrowers and their Subsidiaries are engaged on the Closing Date.

Section 7.9   Liens.  Neither Borrower will, nor will it permit any of its Material Subsidiaries to, create, incur, permit or suffer to exist any Lien on any of its Property, whether now owned or hereafter acquired by such Borrower or any Material Subsidiary of such Borrower; provided, however, that this Section 7.9 shall not apply to or operate to prevent:

(a)   Liens arising by operation of law which are incurred in the ordinary course of business which do not in the aggregate materially detract from the value of the Property subject thereto or materially impair the use thereof in the operation of the business of Borrower or any of its Material Subsidiaries;

(b)   Liens for taxes or assessments or other government charges or levies on a Borrower or any Material Subsidiary of a Borrower or their respective Properties which are not past due or which are being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of a Borrower; provided that the aggregate amount of liabilities (including interest and penalties, if any) of the Borrowers and their Material Subsidiaries secured by such Liens shall not exceed $20,000,000 at any one time outstanding;

(c)   Liens arising out of judgments or awards against a Borrower or any Material Subsidiary of a Borrower, or in connection with surety or appeal bonds in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or with respect to which such Borrower or such Material Subsidiary shall be prosecuting an appeal or proceeding for review, and with respect to which it shall have obtained a stay of execution pending such appeal or proceeding for review; provided that the aggregate amount of liabilities (including interest and penalties, if any) of Borrower and its Material Subsidiaries secured by such Liens shall not exceed $20,000,000 at any one time outstanding;

(d)   Survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real Properties which do not materially impair their use in the operation of the business of a Borrower or any Material Subsidiary of a Borrower;

(e)   Liens existing on the date hereof and Liens granted pursuant to the terms of the Nicor Gas Indenture and any extension, renewal or replacement thereof (or successive extensions, renewals or replacements) in whole or in part, provided, however, that the principal amount of Indebtedness of the Borrowers or any of their Material Subsidiaries secured thereby shall not exceed the principal amount of Indebtedness of the Borrowers or any of their Material Subsidiaries existing as of the Closing Date, and that such extension, renewal or replacement shall be limited to the Property of the Borrowers or any of their Material Subsidiaries which was subject to the Lien so extended, renewed or replaced;

(f)   Liens securing Indebtedness and other obligations; provided that such Liens permitted by this paragraph (f) shall only be permitted to the extent the aggregate amount of Indebtedness and other obligations secured by all such Liens does not exceed ten percent (10%) of the difference between (A) Consolidated Assets as reflected on the most recent balance sheet delivered by Nicor pursuant to Section 7.6, minus (B) the amount of Indebtedness then outstanding under the Nicor Gas Indenture;

(g)   Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(h)   Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits;

(i)   Liens with respect to any surplus assets leased by either Borrower or any of its Material Subsidiaries;

(j)   Liens on any Properties or assets owned by a Person other than either Borrower or any Material Subsidiary of either Borrower if such Borrower or a Material Subsidiary of such Borrower holds only leasehold interests or easements, rights-of-way, licenses or similar rights of use or occupancy with respect to such Properties or assets;

(k)   Liens on accounts receivables securing Indebtedness not to exceed $200,000,000 at any time, on terms and conditions that are reasonable and customary for similar transactions; and

(l)   Liens incurred in connection with sale and leaseback transactions permitted under Section 7.22, to the extent that such liens apply only to the property or assets subject to such permitted sale and leaseback transactions;

provided, that, except as may be created under the Nicor Gas Indenture, the foregoing paragraphs shall not be deemed under any circumstance to permit a Lien to exist on, and the Borrowers agree that they will not permit to exist a Lien on, (i) any capital stock or other equity interests of Nicor Gas or (ii) Nicor Gas’ natural gas inventory or any receivables arising from the sale of such inventory.

Any Lien which when incurred or permitted to exist complies with the requirements of paragraphs (a) through (k) above may continue to exist, and shall be permitted hereunder, notwithstanding that such Lien if incurred thereafter would not comply with such requirement.

Section 7.10   Use of Proceeds; Regulation U.  The proceeds of each Borrowing will be used by a Borrower solely to provide back-up for commercial paper and for general corporate purposes of such Borrower.  Neither Borrower will use any part of the proceeds of any of the

Borrowings directly or indirectly to purchase or carry any margin stock (as defined in Section 5.10 hereof) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 7.11   Mergers, Consolidations and Sales of Assets.  Neither Borrower will, nor will it permit any of its Material Subsidiaries to, (i) consolidate with or be a party to merger with any other Person or (ii) sell, lease or otherwise dispose of all or a “substantial part” of the assets of such Borrower and its Subsidiaries; provided, however, that (w) the foregoing shall not prohibit any sale, lease, transfer or disposition if (A) such transaction does not result in a downgrade of either Borrower’s S&P Rating below BBB, Fitch Rating below BBB or Moody’s Rating below Baa2, (B) the cash consideration (or other consideration acceptable to the Required Lenders) for such transaction shall be in an amount not less than 75% of the fair market value of the applicable assets, and (C) such transaction, when combined with all other such transactions, would not have a Material Adverse Effect, taken as a whole, (x) any Subsidiary of a Borrower may merge or consolidate with or into or sell, lease or otherwise convey all or a substantial part of its assets to a Borrower or any Subsidiary of which a Borrower holds (directly or indirectly) at least the same percentage equity ownership; provided that in any such merger or consolidation involving a Borrower, such Borrower shall be the surviving or continuing corporation, and (y) a Borrower and its Subsidiaries may sell inventory in the ordinary course of business.

As used in this Section 7.11, a sale, lease, transfer or disposition of assets during any fiscal year shall be deemed to be of a “substantial part” of the consolidated assets of a Borrower and its Subsidiaries if the net book value of such assets, when added to the net book value of all other assets sold, leased, transferred or disposed of by such Borrower and its Subsidiaries during such fiscal year (other than obsolete or surplus Property and inventory in the ordinary course of business) exceeds ten percent (10%) of the total assets of such Borrower and its Subsidiaries, determined on a consolidated basis as of the last day of the immediately preceding fiscal year.

Section 7.12   Environmental Matters.  Each of the Borrowers will:

(a)   use and operate all of its facilities and Properties in compliance with all Environmental Laws except for such noncompliance which, singly or in the aggregate, will not have a Material Adverse Effect, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, except where the failure to keep such permits, approvals, certificates, licenses or other authorizations, or any noncompliance with the provisions thereof, will not have a Material Adverse Effect, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that will not have a Material Adverse Effect; and

(b)   promptly notify the Administrative Agent and provide copies upon receipt of all written inquiries from any Governmental Authority, claims, complaints or notices relating to the condition of its facilities and Properties or compliance with Environmental Laws which will have a Material Adverse Effect.

Section 7.13   Investments, Acquisitions, Loans, Advances and Guaranties.  Neither Borrower will, nor will it permit any Material Subsidiary of such Borrower to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof, or be or become liable as endorser, guarantor, surety or otherwise (such as liability as a general partner) for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person (cumulatively, all of the foregoing “Investments”); provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

(a)   ICC Permitted Investments;

(b)   ownership of stock, obligations or securities received in settlement of debts owing to a Borrower or any Subsidiary;

(c)   endorsements of negotiable instruments for collection in the ordinary course of business;

(d)   loans and advances to employees in the ordinary course of business for travel, relocation, and similar purposes;

(e)   Investments (i) in or with respect to either Borrower or any Subsidiary of either Borrower, including intercompany loans, or (ii) existing on the Closing Date;

(f)   Investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;

(g)   Investments in Persons engaged in substantially the same lines of business as the lines of business that such Borrower is permitted to be engaged in under Section 7.8 so long as, unless consented to by the Required Lenders, (i) no downgrade in the S&P Rating below BBB, Fitch Rating below BBB or Moody’s Rating below Baa2 would occur as a result of the consummation of such Investment, (ii) if such Investment is for the purpose of acquiring another Person, the Board of Directors (or similar governing body) of such Person being acquired has approved being so acquired, and (iii) no Default or Event of Default has occurred and is continuing at the time of, or would occur as a result of, such Investment;

(h)   Guarantees by either Borrower or any of their respective Subsidiaries of any Indebtedness (so long as such Indebtedness is permitted pursuant to Section 7.14) or other obligations of either Borrower or any of their respective Subsidiaries; and

(i)   other Investments in addition to those set forth above not to exceed an aggregate amount of (i) $50,000,000 in any one year (with the Closing Date and each anniversary thereof being deemed the first day of a year for calculating compliance with this provision), and (ii) $150,000,000 during the term of this Agreement.

Any Investment which when made complies with the requirements of paragraphs (a) through (h) above may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements.

In determining the amount of investments, acquisitions, loans, advances and guarantees permitted under this Section 7.13, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), loans and advances shall be taken at the principal amount thereof then remaining unpaid, and guarantees shall be taken at the amount of obligations guaranteed thereby.

Section 7.14   Restrictions on Indebtedness.  Neither Borrower will, nor will it permit any of its Material Subsidiaries to, issue, incur, assume, create, become liable for, contingently or otherwise, or have outstanding any Indebtedness, provided that the foregoing provisions shall not restrict nor operate to prevent the following Indebtedness:

(a)   the Obligations; and

(b)   any other Indebtedness so long as after giving effect to the incurrence thereof the Borrowers shall be in compliance with the Leverage Ratio set forth in Section 7.15.

Section 7.15   Leverage Ratio.  Nicor will not at the end of any of its fiscal quarters permit the ratio of its Consolidated Indebtedness to its Capital to exceed 0:70 to 1:00.

For the purposes of the calculation of the ratio of Nicor's Consolidated Indebtedness to Nicor's Capital, (1) any non-cash effects resulting from adoption of the proposed “Statement of Financial Accounting Standards dated March 31, 2006: Employers’ Accounting for Defined Pension and other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R)" shall be excluded; (2) any hybrid equity securities, meaning any securities issued by Nicor and/or its Subsidiaries or a financing vehicle of Nicor and/or its Subsidiaries that (i) are classified as possessing a minimum of “intermediate equity content” by S&P, Basket C equity credit by Moody’s, and 50% equity credit by Fitch and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Loans and all other amounts due hereunder, shall be excluded from Nicor's Consolidated Indebtedness and (3) any mandatorily convertible securities, meaning any mandatorily convertible equity-linked securities issued by Nicor and/or its Subsidiaries, so long as the terms of such securities require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to at least 91 days after the later of the termination of the Commitments and the repayment in full of the Loans and all other amounts due hereunder, shall be excluded from Nicor's Consolidated Indebtedness.

Section 7.16   [Intentionally Omitted].

Section 7.17   Dividends and Other Shareholder Distributions.

(a)   Neither Borrower shall (i) declare or pay any dividends or make a distribution of any kind (including by redemption or purchase) on or relating to its outstanding capital stock, or (ii) repay (directly, through sinking fund payments or otherwise) any Indebtedness or other obligations owing to an Affiliate unless in either circumstance no Default or Event of Default exists prior to or would result after giving effect to such action; provided that nothing in this Section shall prohibit either Borrower from paying a dividend which was declared as otherwise permitted hereby.

(b)   Except as set forth on Schedule 7.17, neither Borrower will permit any of its Material Subsidiaries, directly or indirectly, to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Material Subsidiary to:  (1) pay dividends or make any other distribution on any of such Material Subsidiary’s capital stock owned by a Borrower or any Material Subsidiary of a Borrower, (2) pay any Indebtedness owed to a Borrower or any other Material Subsidiary, (3) make loans or advances to a Borrower or any other Material Subsidiary, or (4) transfer any of its Property or assets to a Borrower or any other Material Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

(a)   customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Material Subsidiary; and

(b)   customary restrictions contained in any consensual Liens that are permitted pursuant to Section 7.9.

Section 7.18   No Negative Pledges. Except (i) as set forth on Schedule 7.17, (ii) for restrictions by reason of customary provisions restricting assignment, subletting or other transfers contained in leases, licenses and other similar agreements entered into in the ordinary course of business to the extent that such restrictions apply only to the property or assets subject to such leases, licenses or similar agreements and (iii) for any prohibition or limitation that consists of reasonable and customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under this agreement pending the consummation of such sale and only to the extent that such restrictions apply only to the property or assets subject to such agreement, the Borrowers will not, and will not permit any of their Material Subsidiaries to enter into or suffer to exist any agreement (except the Credit Documents) prohibiting the creation or assumption of any security interest upon its properties or assets, whether now owned or hereafter acquired by the Borrowers or their Material Subsidiaries, as applicable; provided, however, in the case of a consensual Lien on assets or property that is permitted pursuant to Section 7.9, the Lien holder may, solely with respect of the assets or property to which such Lien attaches, contract for and receive a negative pledge with respect thereto and the proceeds thereof.

Section 7.19   Transactions with Affiliates.  Neither Borrower will, nor will they permit any of their Subsidiaries to, enter into or be a party to any material transaction or arrangement with any Affiliate of such Person, including without limitation, for purchase from, sale to or exchange of Property with, for merger or consolidation with or into, or the rendering of any service by or for, any Affiliate, except (i) pursuant to the reasonable requirements of a Borrower’s or such Subsidiary’s business and upon terms no less favorable to a Borrower or such Subsidiary than could be obtained in a similar transaction involving a third-party, (ii) any ICC Regulated Transaction, (iii) to the extent such material transaction or arrangement would not result in a Material Adverse Effect, or (iv) as otherwise permitted in this Agreement.

Section 7.20   Compliance with Laws.  Each Borrower will comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority if failure to comply with such requirements would result in a Material Adverse Effect.

Section 7.21   Derivative Obligation.  Neither Borrower will, nor will it permit any of its Subsidiaries, to enter into any Derivative Obligations other than Permitted Derivative Obligations.

Section 7.22   Sales and Leasebacks.  Neither Borrower will, nor will it permit any of its  Subsidiaries to, enter into any arrangement with any bank, insurance company or other lender or investor providing for the leasing by a Borrower or any Subsidiary of Borrower of any Property theretofore owned by it and which has been or is to be sold or transferred by such owner to such lender or investor if the total amount of rent and other obligations of the Borrowers and their Subsidiaries under such lease, when combined with all rent and other obligations of Borrowers and their Subsidiaries under all such leases, would exceed $50,000,000.

Section 7.23   OFAC; BSA.  The Borrowers will ensure, and cause each of its Subsidiaries to ensure, that each person who owns a controlling interest in or otherwise controls a Borrower (a) is not nor shall it be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (b) complies with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations.

SECTION 8.      EVENTS OF DEFAULT AND REMEDIES.

Section 8.1   Events of Default.  Any one or more of the following shall constitute an Event of Default:

(a)   (i)  default in the payment when due of any fees, interest or of any other Obligation not covered by clause (ii) below and such payment default continues for three (3) Business Days or (ii) default in the payment when due of the principal amount of any Loan;

(b)   default by a Borrower in the observance or performance of any covenant set forth in Section 7.1 (other than the last sentence thereof), Section 7.6(c), Sections 7.10, 7.11, Sections 7.13 through 7.15, Section 7.17, and Section 7.21 hereof

(c)   default by a Borrower in the observance or performance of any provision hereof or of any other Credit Document not mentioned in (a) or (b) above, which is not remedied within thirty (30) days after notice thereof shall have been given to the Borrowers by the Administrative Agent;

(d)   (i) failure to pay when due Indebtedness in an aggregate principal amount of $20,000,000 or more of a Borrower or any Material Subsidiary, or (ii) default shall occur under one or more indentures, agreements or other instruments under which any

Indebtedness of a Borrower or any of its Material Subsidiaries in an aggregate principal amount of $20,000,000 or more is outstanding and such default shall continue for a period of time sufficient to permit the holder or beneficiary of such Indebtedness or a trustee therefor to cause the acceleration of the maturity of any such Indebtedness or any mandatory unscheduled prepayment, purchase or funding thereof;

(e)   any representation or warranty made herein or in any other Credit  Document by a Borrower, or in any certificate furnished pursuant to any Credit Document by a Borrower proves untrue in any material respect as of the date of the issuance or making, or deemed making or issuance, thereof;

(f)   a Borrower or any Material Subsidiary shall (i) fail to pay its debts generally as they become due or admit in writing its inability to pay its debts generally as they become due, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (iv) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or any analogous action is taken under any other applicable law relating to bankruptcy or insolvency, (v) take any corporate action (such as the passage by its board of directors of a resolution) in furtherance of any matter described in parts (i)-(iv) above, or (vi) fail to contest in good faith any appointment or proceeding described in Section 8.1(g) hereof;

(g)   a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for a Borrower or any Material Subsidiary, or any substantial part of the Property of a Borrower or a Material Subsidiary, or a proceeding described in Section 8.1(f)(iv) shall be instituted against a Borrower or any Material Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days;

(h)   a Borrower or any Material Subsidiary shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $20,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution thereon;

(i)   (i)  a Borrower or any other member of the Controlled Group shall fail to pay to the PBGC or any Pension Plan any amount or amounts aggregating in excess of $20,000,000 when due, which if remain unpaid could reasonably result in a Lien against Borrowers, (ii) a notice of intent to terminate a Pension Plan or Pension Plans at a single time having aggregate Unfunded Vested Liabilities in excess of $20,000,000 (collectively, a “Material Plan”) shall be filed by the sponsor of such Pension Plan and it could reasonably be expected that a Borrower shall have liability for any Unfunded Vested Liabilities in excess of $20,000,000 or  (iii) the PBGC shall institute proceedings to terminate or cause a trustee to be appointed to administer any Material Plan and it reasonably could be expected to result in liability to the Borrowers in excess of $20,000,000;

(j)   a Borrower or any Subsidiary of a Borrower or any Person acting on behalf of a Borrower, a Subsidiary or any governmental authority challenges the validity of this Agreement, the Fee Letters or the Notes or a Borrower’s or one of its Subsidiary’s obligations thereunder;

(k)   a Change of Control Event shall have occurred; or

(l)   a Borrower shall for any reason cease to be wholly liable for the full amount of the Obligations owing by it.

Section 8.2   Non-Bankruptcy Defaults.  When any Event of Default other than those described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, the Administrative Agent shall, if so directed by the Required Lenders, by written notice to Borrowers: (a) terminate the remaining Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); and (b) declare the principal of and the accrued interest on all outstanding Loans to be forthwith due and payable and thereupon all outstanding Loans, including both principal and interest thereon, and all other Obligations, shall be and become immediately due and payable together with all other amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, all of which are hereby waived by each Borrower.  The Administrative Agent, after giving notice to Borrowers pursuant to Section 8.1(c) or this Section 8.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.

Section 8.3   Bankruptcy Defaults.  When any Event of Default described in subsections (f) or (g) of Section 8.1 hereof has occurred and is continuing, then all outstanding Loans, including both interest and principal thereon, and all other Obligations shall immediately become due and payable together with all other amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

SECTION 9.      CHANGE IN CIRCUMSTANCES; TAXES.

Section 9.1   Change of Law.  Notwithstanding any other provisions of this Agreement or any Note, if at any time after the date hereof any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrowers and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall terminate until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans.  The applicable Borrower shall convert the outstanding principal amount of any such affected Eurodollar Loans of such Lender into a Base Rate Loan and on the date of such conversion pay to such Lender all interest accrued thereon at a rate per annum equal to the interest rate applicable to such Eurodollar Loan.  Thereafter, subject to all of the terms and conditions of this Agreement, such Borrower may then elect to borrow the principal amount of any Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 9.2   Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

(a)   the Administrative Agent determines that deposits in U.S.  Dollars (in the applicable amounts) are not being offered to major banks in the eurodollar interbank market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(b)   Lenders having more than 33% percent of the aggregate amount of the Commitments reasonably determine and so advise the Administrative Agent that LIBOR as reasonably determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders or Lender of funding their or its Eurodollar Loans or Loan for such Interest Period, then the Administrative Agent shall forthwith give notice thereof to the Borrowers and the Lenders, whereupon until the Administrative Agent notifies the Borrowers that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders or of the relevant Lender to make Eurodollar Loans shall be suspended.

Section 9.3   Increased Costs.

(a)   Increased Costs Generally.  If any Change in Law shall:

(i)   impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement reflected in Adjusted LIBOR);

(ii)   subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 9.4 and any changes relating to any Excluded Tax payable by such Lender); or

(iii)   impose on any Lender any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender hereunder;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)   Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)   Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) of this Section and delivered to the Borrowers shall be prima facie evidence of such costs absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)   Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 9.3 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 9.4   Taxes.

(a)   Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Credit Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if a Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)   Payment of Other Taxes by the Borrowers.  Without limiting the provisions of paragraph (a) above, the applicable Borrower shall timely pay any Other Taxes to the relevant Governmental Authority related to its obligations under this Agreement in accordance with applicable law.

(c)   Indemnification by the Borrowers.  Each Borrower severally shall indemnify the Administrative Agent and each Lender within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) arising in connection with payments made by such Borrower hereunder or under any other Credit Document paid by the Administrative Agent or such Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto except to the extent that such penalties, interest and expenses are attributable to the gross negligence or willful misconduct of the Administrative Agent or such Lender.  A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)   Evidence of Payments.  Upon the request of the Administrative Agent and as soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)   Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under any Credit Document under the law of the jurisdiction in which a Borrower is incorporated or otherwise organized or any treaty to which such jurisdiction is a party (in each case such jurisdiction will include the United States if a Borrower is incorporated or organized in any state thereof or the District of Columbia), shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.

Each Lender and Administrative Agent that is a United States person as defined in Section 7701(a)(30) of the Code (each a “U.S. Lender”) shall provide prior to or on the Closing Date (or on or prior to the date it becomes a party to this Agreement) to Borrower and, if applicable, the Administrative Agent, a properly completed and executed IRS Form W-9 (certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax) or any successor form.  Solely for purposes of this Section 9.4(e), a U.S. Lender shall not include a Lender or Administrative Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii).  In addition, any Lender, if requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by a Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that a Borrower is incorporated or otherwise organized in the United States of America or any state thereof or the District of Columbia, any Foreign Lender shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of a Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so) the following documents, as applicable:

(i)   Duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)   duly completed copies of Internal Revenue Service Form W-8ECI,

(iii)   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv)   any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

(f)   Treatment of Certain Refunds.  If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 9.4(f), it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that a Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to a Borrower or any other Person.

(g)   Tax Benefit.  If and to the extent that any Lender is able, in its sole opinion, to apply or otherwise take advantage of any offsetting tax credit or other similar tax benefit arising out of or in conjunction with any deduction or withholding which gives rise to an obligation on the Borrower to pay any Indemnified Taxes or Other Taxes pursuant to this Section 9.4, then such Lender shall, to the extent that in its sole opinion it can do so without prejudice to the retention of the amount of such credit or benefit and without any other adverse tax consequences for such Lender, reimburse to the Borrower at such time as such tax credit or benefit shall have actually been received by such Lender such amount as such Lender shall, in its sole opinion, have determined to be attributable to the relevant deduction or withholding and as will leave such Lender in no better or worse position than it would have been in if the payment of such Indemnified Taxes or Other Taxes had not been required.  Nothing in this Section 9.4 shall oblige any Lender to disclose to the Borrower or any other person any information regarding its tax affairs or tax computations.

Section 9.5   Mitigation Obligations; Replacement of Lenders.

(a)   Designation of a Different Lending Office.  If any Lender requests compensation under Section 9.3, or requires a Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.4, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 9.3 or 9.4, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender.

(b)   Replacement of Lenders.  If (i) any Lender requests compensation under Section 9.3, (ii) or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.4, or (iii) if any Lender becomes a Defaulting Lender, then the Borrowers may, at their expense and effort or, in the case of an assignment from a Defaulting Lender, at the expense of such Defaulting Lender, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)   the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.8,

(ii)   such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.10) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts),

(iii)   in the case of any such assignment resulting from a claim for compensation under Section 9.3 or payments required to be made pursuant to Section 9.4, such assignment will result in a reduction in such compensation or payments thereafter, and

(iv)   such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

In the event that a replaced Lender does not execute an Assignment and Assumption pursuant to Section 11.8 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.5(b) and presentation to such replaced Lender of an Assignment and Assumption evidencing an assignment pursuant to this Section 9.5(b), the Borrowers shall be entitled (but not obligated) to execute such an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Borrowers, the assignee and the Agent shall be effective for purposes of this Section 9.5(b) and Section 11.8.

Section 9.6   Discretion of Lender as to Manner of Funding.  Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit; it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the eurodollar interbank market having a maturity corresponding to such Loan’s Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 10.    THE AGENT.

Section 10.1   Appointment and Authority.  Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A. as its agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders, and neither Borrower shall have rights as a third party beneficiary of any of such provisions.

Section 10.2   Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3   Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)   shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing,

(b)   shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the relevant Lenders as shall be expressly provided for under the circumstances as provided in this Agreement); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law.  In all cases in which this Agreement and the other Credit Documents do not require the Administrative Agent to take certain actions, the Administrative Agent shall be fully justified in using its reasonable discretion in failing to take or in taking any action hereunder and thereunder, and

(c)   shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to either Borrower or any of its Affiliates that is communicated to or obtained by the person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for under the circumstances as provided in this Agreement) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice thereof is given in writing to the Administrative Agent by a Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4   Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 10.5   Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 10.6   Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers (and so long as no Event of Default shall have occurred and be continuing, with the consent of the Borrower), to appoint a successor, which shall be a bank with an office in Chicago, Illinois or New York, New York, or an Affiliate of any such bank with an office in Chicago, Illinois, or New York, New York.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents and (2) all payments, communications and determinations to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 10.6 and Section 11.11 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 10.7   Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8   No Other Duties, etc.  Anything herein to the contrary notwithstanding, no Syndication Agent, Documentation Agent, Bookrunner nor Joint Lead-Arranger listed on the cover page hereof shall have any powers, duties or responsibilities in such capacity under this Agreement or any of the other Credit Documents.

SECTION 11.    MISCELLANEOUS.

Section 11.1   No Waiver of Rights.  No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any Note in the exercise of any power or right under any Credit Document shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power or right.  The rights and remedies hereunder of the Administrative Agent, the Lenders and the holder or holders of any Notes are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 11.2   Non-Business Day.  Except as otherwise expressly provided in this Agreement, if any payment of principal or interest on any Loan or of any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such Loan or other Obligation bears for the period prior to maturity shall continue to accrue on such Obligation from the stated due date thereof to and including the next succeeding Business Day, on which the same shall be payable.

Section 11.3   Survival of Representations.  All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 11.4   Survival of Indemnities.  All indemnities and all other provisions relating to reimbursement of the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans, including, but not limited to, Section 2.10, Section 9.3, Section 9.4 and Section 11.11 hereof, shall survive the termination of this Agreement and the other Credit Documents and the payment of the Loans and all other Obligations.

Section 11.5   Set-Off; Sharing of Payments.  (a)  Without limitation of any other rights of the Lenders, if an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of a Borrower against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Credit Document and although such obligations of a Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or their respective Affiliates may have.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b)   If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Percentage thereof as provided herein, then the Lender receiving such greater proportion shall notify the Administrative Agent of such fact and purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that all such payments shall be shared by the Lenders ratably in accordance with their Percentages and other amounts owing them; provided that:

(i)   if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii)   the provisions of this paragraph shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

Section 11.6   Notices.

(a)   Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone or email (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number as follows:

(i)             if to either Borrower, to:

1844 Ferry Road; Naperville, IL  60563
Attention:  Treasurer
Fax:  630-983-9328
Telephone No.:  630-388-3195

(ii)	if to the Administrative Agent, to the address set forth on Part B of Schedule 4 hereto

With copies of all such notices to:

JPMorgan Chase Bank, N.A.
10 S. Dearborn Street, IL1-0090
Chicago, IL 60603
Attention: Helen D. Davis
Telephone: 312-732-1759
Facsimile: 312-732-1762

(iii)	if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received.  Notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)   Electronic Communications.  Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2.4(b) if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Section 2.4(b) by electronic communication.  The Borrowers may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)   Change of Address, Etc.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 11.7   Counterparts; Integration; Effectiveness; Electronic Execution.

(a)   Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)   Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.8   Successors and Assigns.

(a)   Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder (Except as permitted under Section 7.11 hereof), without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)   Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

(i)   except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 (and the remaining aggregate amount of the Commitment of such assigning Lender shall not be less than $5,000,000 after giving effect to such assignment), unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii)   each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned; and

(iii)   the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Notwithstanding anything to the contrary in this Section 11.8(b), a Lender may not assign its Commitment and/or the Loans owing to it to any Competitor except during the occurrence and continuation of an Event of Default.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 9.3 and 9.4 with respect to facts and circumstances occurring prior to the effective date of such assignment.

Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c)   Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time upon reasonable prior notice.

(d)   Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Notwithstanding anything to the contrary in this Section 11.8(d), a Lender may not sell participations in its Commitment and/or the Loans owing to it to any Competitor except during the occurrence and continuation of an Event of Default.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of the type described in Section 11.9(i) that affects such Participant.  Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 9.3 and 9.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  Each Lender granting a participation under this Section 11.8(d) shall keep a register, meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each participant, specifying such participant’s entitlement to payments of principal and interest with respect to such participation.

(e)   Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 9.3 and 9.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 9.4 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 9.4 as though it were a Lender.

(f)   Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)   Certain Funding Arrangements. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle which is an Affiliate of such Bank (a “SPC”) and identified as such in writing by the Granting Bank to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 11.8(g), any SPC may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the Borrowers and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC.

Section 11.9   Amendments.  Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by (a) the Borrowers, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent are affected thereby, the Administrative Agent; provided that:

(i)   no amendment or waiver pursuant to this Section 11.9 shall (A) increase, decrease or extend any Commitment of any Lender without the consent of such Lender or (B) require payments of principal or interest on the Loan received by the Administrative

Agent to be made to the Lenders in a manner other than pro-rata in accordance with each Lender’s then outstanding Loans without the consent of each Lender or (C) reduce the amount of or postpone any fixed date for payment of any principal of or interest on any Loan or of any fee or other Obligation payable hereunder without the consent of each Lender; provided that the Required Lenders may waive any default interest accruing pursuant to Section 2.8 hereof; and

(ii)   no amendment or waiver pursuant to this Section 11.9 shall, unless signed by each Lender, change this Section 11.9, or the definition of Required Lenders, or affect the number of Lenders required to take any action under the Credit Documents.

Section 11.10   Headings.  Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 11.11   Expenses; Indemnity; Waiver.

(a)   Costs and Expenses.  The Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent in accordance with the Fee Letters and the Commitment Letter, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of one firm counsel for the Administrative Agent and the Lenders collectively plus one additional counsel for the Lenders collectively in the event of any conflict of interest and one separate local counsel for each jurisdiction deemed necessary by the Administrative Agent, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section 11.11(a), or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)   Indemnification by Nicor.  Nicor shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses, including the fees, charges and disbursements of any counsel for any Indemnitee incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby (including any relating to a misrepresentation by a Borrower under any Credit Document), (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Property owned or operated by Nicor or any of its Subsidiaries, or any Environmental Liability related in any way to Nicor or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)   Reimbursement by Lenders.  To the extent that the Borrowers fail for any reason to pay within the time set forth in paragraph (e) below any amount required under paragraph (a) or (b) of this Section 11.11 to be paid to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, upon demand such Lender’s Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of the Administrative Agent acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

(d)   Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, neither Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, except to the extent that any such claim shall be based upon the gross negligence or willful misconduct of any such Indemnitee.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e)   Payments.  All amounts due under this Section 11.11 shall be payable not later than 5 days after demand therefor; provided that with respect to a Borrower, such amount shall automatically become due to the extent an Event of Default has arisen under Section 8.1(f) or 8.1(g).

Section 11.12   Entire Agreement.  The Credit Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior or contemporaneous agreements, whether written or oral, with respect thereto are superseded thereby.

Section 11.13   Governing Law; Jurisdiction; Etc.

(a)   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)   Submission to Jurisdiction.  Each Borrower irrevocably and unconditionally submits itself and its Property to the nonexclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against a Borrower or its Properties in the courts of any jurisdiction.

(c)   Waiver of Venue.  Each Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Service of Process.  Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.6.  Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 11.14   WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.15   Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and their respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.15, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the prior written consent of a Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.15 or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from a Borrower or any of its Subsidiaries relating to a Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by a Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 11.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding anything herein to the contrary, “Information” shall not include, and the Administrative Agent and each Lender may disclose to any and all persons any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure.

Section 11.16   Patriot Act.  As required by federal law or the Administrative Agent or a Lender’s policies and practices, the Administrative Agent or a Lender may need to collect certain customer identification information and documentation in connection with opening or maintaining accounts or establishing or continuing to provide services.

- Remainder of Page Intentionally Left Blank -
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first written above.

Northern Illinois Gas Company,
an Illinois corporation

By: /s/ DOUGLAS M. RUSCHAU
       Name:  Douglas M. Ruschau
       Title:  Vice President and Treasurer

Nicor Inc.,
an Illinois corporation

By: /s/ DOUGLAS M. RUSCHAU
       Name:  Douglas M. Ruschau
       Title:  Vice President and Treasurer

Signature Page to 3-Year Facility Agreement

JPMORGAN CHASE BANK, N. A.,
in its individual capacity as a Lender and as Administrative Agent

By: /s/ HELEN D. DAVIS
Name:  Helen D. Davis
Title:  Vice President

Signature Page to 3-Year Facility Agreement

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ BELINDA TUCKER
Name:  Belinda Tucker
Title:  Senior Vice President

Signature Page to 3-Year Facility Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ SHAWN YOUNG
Name:  Shawn Young
Title:  Director

Signature Page to 3-Year Facility Agreement

BANK OF AMERICA, N.A.

By: /s/ CARLOS MORALES
Name:  Carlos Morales
Title:  Vice President

Signature Page to 3-Year Facility Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By: /s/ CHI-CHENG CHEN
Name:  Chi-Cheng Chen
Title: Authorized Signatory

Signature Page to 3-Year Facility Agreement

THE NORTHERN TRUST COMPANY

By: /s/ JOHN LASCODY
Name:  John Lascody
Title:  Second Vice President

Signature Page to 3-Year Facility Agreement

U.S. BANK NATIONAL ASSOCIATION

By: /s/ ERIC J. COSGROVE
Name:  Eric J. Cosgrove
Title:  Vice President

Signature Page to 3-Year Facility Agreement

SUNTRUST BANK

By: /s/ ANDREW JOHNSON
Name:  Andrew Johnson
Title:  Director

Signature Page to 3-Year Facility Agreement

THE BANK OF NOVA SCOTIA

By: /s/ THANE RATTEW
Name:  Thane Rattew
Title:  Managing Director

Signature Page to 3-Year Facility Agreement

BANK OF COMMUNICATIONS CO.,
LTD., NEW YORK BRANCH

By: /s/ SHELLEY HE
Name:  Shelley He
Title:  Deputy General Manager

Signature Page to 3-Year Facility Agreement

BANK OF HAPOALIM B.M.

By: /s/ CHARLES MCLAUGHLIN
Name:  Charles McLaughlin
Title:  Senior Vice President

By: /s/ FREDERIC S. BECKER
Name:  Frederic S. Becker
Title:  Senior Vice President

Signature Page to 3-Year Facility Agreement

FIFTH THIRD BANK

By: /s/ KIM PUSZCZEWICZ
Name:  Kim Puszczewicz
Title:  Vice President

Signature Page to 3-Year Facility Agreement

THE BANK OF NEW YORK MELLON

By: /s/ JOHN N. WATT
Name:  John N. Watt
Title:  Vice President

Signature Page to 3-Year Facility Agreement

CHANG HWA COMMERCIAL BANK,
LTD., NEW YORK BRANCH

By: /s/ ERIC Y.S. TSAI
Name:  Eric Y.S. Tsai
Title:  VP & General Manager

Signature Page to 3-Year Facility Agreement

E.SUN COMMERCIAL BANK, LTD.,
LOS ANGELES BRANCH

By: /s/ EDWARD CHEN
Name:  Edward Chen
Title:  VP & Deputy General Manager

Signature Page to 3-Year Facility Agreement

FIRST COMMERCIAL BANK,
NEW YORK AGENCY

By: /s/ JENN-HWA WANG
Name:  Jenn-Hwa Wang
Title:  General Manager

Signature Page to 3-Year Facility Agreement

MEGA INTERNATIONAL
COMMERCIAL
BANK CO., LTD.,
NEW YORK BRANCH

By: /s/ PRISCILLA HSING
Name:  Priscilla Hsing
Title:  VP & DGM

Signature Page to 3-Year Facility Agreement

THE CHIBA BANK, LTD.,
NEW YORK BRANCH

By: /s/ YUKIHITO INAMURA
Name:  Yukihito Inamura
Title:  General Manager

Signature Page to 3-Year Facility Agreement

SEAWAY BANK AND TRUST
COMPANY

By: /s/ ARLENE WILLIAMS
Name:  Arlene Williams
Title:  Executive Vice President

Signature Page to 3-Year Facility Agreement

EXHIBIT A
PROMISSORY NOTE

April [__], 2010

FOR VALUE RECEIVED, the undersigned, [Nicor Inc. [or] Northern Illinois Gas Company], an Illinois corporation (“Borrower”), promises to pay to the order of [_________________] (the “Lender”), at the principal office of JPMorgan Chase Bank, N.A., in New York, New York, in accordance with Section 4.1 of the Credit Agreement, the aggregate unpaid principal amount of each Loan made by the Lender to Borrower pursuant to the Credit Agreement (as hereinafter defined) on the Applicable Repayment Date for such Loan, together with interest on the principal amount of each Loan from time to time outstanding hereunder at the rates, and payable in the manner and on the dates, specified in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of April 23, 2010, among Nicor Inc., Northern Illinois Gas Company, JPMorgan Chase Bank, N.A., as Administrative Agent and the other financial institutions party thereto (the “Credit Agreement”), and this Note and the holder hereof are entitled to all the benefits provided for thereby or referred to therein, to which Credit Agreement reference is hereby made for a statement thereof.  All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as in the Credit Agreement.  This Note shall be governed by and construed in accordance with the laws of the State of New York.

The Lender shall record on its books or records or on a schedule attached to this Note, which is a part hereof, each Loan made by it pursuant to the Credit Agreement, together with all payments of principal and interest and the principal balances from time to time outstanding hereon, whether the Loan is a Base Rate Loan or a Eurodollar Loan, and the interest rate and Interest Period applicable thereto; provided that prior to the transfer of this Note all such amounts shall be recorded on a schedule attached to this Note.  The record thereof, whether shown on such books or records or on a schedule to this Note, shall be prima facie evidence of the same; provided, however, that the failure of the Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of Borrower to repay all Loans made to it pursuant to the Credit Agreement together with accrued interest thereon.

Prepayments may be made hereon and this Note may be declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in the Credit Agreement.

- Remainder of Page Intentionally Left Blank -
[Signature Page Follows]

The Borrower hereby waives demand, presentment, protest or notice of any kind hereunder.

[NICOR INC. [OR] NORTHERN ILLINOIS GAS COMPANY], an Illinois corporation

By: ___________________________________
Name: _________________________________
Title: __________________________________

EXHIBIT B
COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

This Compliance Certificate is furnished to JPMorgan Chase Bank, N.A., as Administrative Agent pursuant to the Credit Agreement dated as of April 23, 2010, among Northern Illinois Gas Company, an Illinois corporation (“Nicor Gas”), and Nicor Inc., an Illinois corporation (“Nicor”; Nicor Gas and Nicor are each referred to herein as a "Borrower" and collectively as "Borrowers")  JPMorgan Chase Bank, N.A., as Administrative Agent and the financial institutions party thereto (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.           I am the duly elected or appointed ___________________of Nicor;

2.           I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Nicor and its Subsidiaries during the accounting period covered by the financial statements (which financial statements have been posted on Nicor's website on the Internet at www.nicor.com);

3.           The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the Borrowers' financial statements for the year/quarter end (which financial statements have been posted on Nicor's website on the Internet at www.nicor.com) or as of the date of this Certificate, except as set forth below; and

4.           Schedule 1 attached hereto sets forth financial data and computations evidencing compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct.  All computations are made in accordance with the terms of the Credit Agreement.

Described below are the exceptions, if any, to paragraph 3 listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule 1 hereto are made and delivered this ___________day of __________, 200_.

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Compliance Calculations for Credit Agreement

CALCULATION AS OF ________  __, 200_

A. Leverage Ratio (Section 7.15)
1. Consolidated Net Worth	$ _______________
2. Consolidated Indebtedness	$ _______________
3. Capital (Line A1 plus Line A2)	$ _______________
4. Leverage Ratio	________:1.00	(ratio of Line A2 to Line A3 not to exceed 0.70:1.00)

EXHIBIT C

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  Annex 1 attached hereto is hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Assignment and Assumption and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor: ____________________________________

2.	Assignee: ____________________________________

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrowers: Nicor Inc. and Northern Illinois Gas Company

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

1	Select as applicable.

5.	Credit Agreement: The Credit Agreement dated as of April 23, 2010 among Nicor Inc., Northern Illinois Gas Company, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.	Assigned Interest:

Amount of Commitment/Loans of Assignor prior to [Effective] [Trade] Date	Amount of Commitment/Loans of Assignee prior to [Effective] [Trade] Date	Amount of Commitment/Loans Assigned	Amount of Commitment/Loans of Assignor after [Effective] [Trade] Date	Amount of Commitment/Loans of Assignee after [Effective] [Trade] Date
$	$	$	$	$

[7.	Trade Date: ________________________________________	]2

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By: ___________________________________
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By: ___________________________________
Title:

[Consented to and]3 Accepted:

2	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By: ___________________________________
Title:

[Consented to:]4

NICOR INC.

By: ___________________________________
Title:

NORTHERN ILLINOIS GAS COMPANY

By: ___________________________________
Title:

3	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1         Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2         Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.6 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D
FORM OF NOTICE OF
BORROWING

JPMorgan Chase Bank, N.A., as Administrative Agent
10 S. Dearborn, Floor 7
Mail Code IL1-0010
Chicago, IL 60603

[Date]

Attention:  LaTanya Driver
Email:  latanya.d.driver@jpmchase.com AND jpm.agency.servicing.5@jpmchase.com
Phone:  312-385-7073
Fax:  312-385-7096 AND 1-888-266-8058

Ladies and Gentlemen:

The undersigned, [Northern Illinois Gas Company or Nicor Inc.], refers to the Credit Agreement, dated as of April 23, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”, the terms defined therein being used herein as therein defined), among the Borrowers, the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for said Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.4(a) of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.4(a) of the Credit Agreement:

(i)           The Borrower requesting the Proposed Borrowing is [Northern Illinois Gas Company or Nicor Inc.].

(ii)          The Business Day of the Proposed Borrowing is _______________, 200_.

(iii)         The Proposed Borrowing is [new advance of Loans] [continuation of existing Loans] [conversion of existing Loans].

(iv)         The type of Loan comprising the Proposed Borrowing is [Base Rate Loans] [Eurodollar Loans].

(v)          The aggregate amount of the Proposed Borrowing is $_______________.

[(vi)       The initial Interest Period for each Eurodollar Loans made as part of the Proposed Borrowing is _____ month[s].]

The undersigned hereby certifies that the conditions precedent to such Proposed Borrowing contained in Section 6 have been satisfied.

Very truly yours,

[NORTHERN ILLINOIS GAS COMPANY OR NICOR INC.]

By: ___________________________________
Title:

SCHEDULE 1
PRICING GRID

(in bps) Debt Rating (S&P/Moody’s/Fitch)	Commitment Fee	Applicable Margin (Eurodollar)	Applicable Margin (Base Rate)
AA/Aa2/AA	15.0	100.0	0.0
AA-/Aa3/AA-	20.0	125.0	25.0
A+/A1/A+	25.0	150.0	50.0
A/A2/A	30.0	175.0	75.0
A-/A3/A-	37.5	200.0	100.0
BBB+/Baa1/BBB+	50.0	225.0	125.0
= or <BBB/Baa2/BBB	62.5	250.0	150.0

Each change in a rating shall be effective as of the date it is announced by the applicable rating agency.

With respect to either Borrower, if only two of (i) the Fitch Ratings, (ii) the S&P Rating and (iii) the Moody’s Rating (each, a “Debt Rating”) are assigned to either Borrower, and the Debt Ratings differ by one level, the applicable rating will be the higher of the Debt Ratings for such Borrower.  If there are only two Debt Ratings for a Borrower, and a Borrower is split-rated and the ratings differential is two levels or more, the Debt Rating one level below the highest level will apply for such Borrower.  If there are two Debt Ratings on the same level and the third Debt Rating differs, then the third Debt Rating will be disregarded and the level with two Debt Ratings will apply. If all three Debt Ratings differ, then the Debt Rating one level below the highest Debt Rating will apply. If at any time either Borrower does not have any Debt Rating, the “Equal to or lower than BBB/Baa2/BBB” level will apply for such Borrower; provided, however, that in such event such Borrower may propose an alternative rating agency or mechanism in replacement thereof, subject to the written consent of the Required Lenders.

SCHEDULE 2

INITIAL COMMITMENTS

Lender

JPMorgan Chase Bank, N.A.	$81,000,000
The Royal Bank of Scotland plc	$81,000,000
Wells Fargo Bank, National Association	$81,000,000
Bank of America, N.A.	$60,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$60,000,000
The Northern Trust Company	$60,000,000
US Bank National Association	$60,000,000
SunTrust Bank	$31,200,000
The Bank of Nova Scotia	$15,000,000
Bank of Communications Co., Ltd., New York Branch	$9,000,000
Bank of Hapoalim B.M.	$9,000,000
Fifth Third Bank	$9,000,000
The Bank of New York Mellon	$9,000,000
Chang Hwa Commercial Bank, Ltd., New York Branch	$6,000,000
E.Sun Commercial Bank, Ltd.	$6,000,000
First Commercial Bank, New York Agency	$6,000,000
Mega International Commercial Bank Co., Ltd., New York Branch	$6,000,000
The Chiba Bank, Ltd., New York Branch	$6,000,000
Seaway Bank and Trust Company	$4,800,000
Total:	$600,000,000

SCHEDULE 4

ADMINISTRATIVE AGENT’S NOTICE AND PAYMENT INFORMATION

Part A

Bank Name:	JP Morgan Chase Bank, N.A.
ABA/Routing No.:	021000021
Account Name:	Loan Processing DP
Account No.:	9008113381C3372
Reference:	NORTHERN ILL GAS CO. & NICOR Inc.

Part B – Notices
JPMorgan Chase Bank, N.A.
10 S. Dearborn, Floor 7
Mail Code IL1-0010
Chicago, IL 60603
Attention:  LaTanya Driver
Email:  latanya.d.driver@jpmchase.com AND jpm.agency.servicing.5@jpmchase.com
Phone:  312-385-7073
Fax:  312-385-7096 AND 1-888-266-8058

SCHEDULE 5.2

MATERIAL SUBSIDIARIES

Subsidiary Name	Place of Origin	Ownership
Northern Illinois Gas Company d/b/a Nicor Gas Company	Illinois	Wholly owned by Nicor Inc.
Birdsall Inc.	Florida	Wholly owned by Nicor Inc.
Tropical Shipping and Construction Company Limited	Cayman Islands	Wholly owned by Birdsall Inc.

SCHEDULE 7.17

RESTRICTIONS ON DISTRIBUTIONS AND EXISTING NEGATIVE PLEDGES

(a) Refer to (i) Nicor Gas Indenture as defined in Section 1 and (ii) the 364-Day Facility Agreement as defined in Section 1